                                                       REGISTRATION NO. 33-83932

================================================================================





                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------


                       POST-EFFECTIVE AMENDMENT NO. 4 TO

                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               ----------------

                        AVALON COMMUNITY SERVICES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                               ----------------


   NEVADA                             8999                      13-3592263
(State of Incorporation   (Primary Standard Industrial       (I.R.S. Employer
   or Organization)         Classification Code No.)         Identification No.)
                              13401 RAILWAY DRIVE
                         OKLAHOMA CITY, OKLAHOMA 73114
                                 (405) 752-8802
            (Name, address, including zip code and telephone number,
        including area code, of Registrant's principal executive office)




              DONALD E. SMITH                           WITH COPIES TO:
          Chief Executive Officer                   MARK A. ROBERTSON, ESQ.
      AVALON COMMUNITY SERVICES, INC.                ROBERTSON & WILLIAMS
            13401 RAILWAY DRIVE                3033 N.W. 63RD STREET, SUITE 160
       OKLAHOMA CITY, OKLAHOMA 73114                OKLAHOMA CITY, OK 73116
              (405) 752-8802                            (405) 848-1944
   (Name, address, including zip code and
      telephone number, including area
        code, of agent for service)


                               ----------------




   As filed with The Securities and Exchange Commission on January ____,1997.
================================================================================

                        AVALON COMMUNITY SERVICES, INC.

                             CROSS REFERENCE SHEET
                        SHOWING LOCATION IN PROSPECTUS,
                  FILED AS PART OF REGISTRATION STATEMENT, OF
                       INFORMATION REQUIRED BY FORM SB-2

   ITEM
NUMBER IN
FORM SB-2                    ITEM CAPTION IN FORM SB-2                      LOCATION IN PROSPECTUS
---------                    -------------------------                      ----------------------
   1.        Front of Registration Statement and Outside
                Front Cover Page of Prospectus  . . . . . . . . . . .       Front Cover Page

   2.        Inside Front and Outside Back
                Cover Pages of Prospectus . . . . . . . . . . . . . .       Back Cover Page

   3.        Summary Information and Risk Factors   . . . . . . . . .       Summary of Prospectus; Risk
                                                                              Factors

   4.        Use of Proceeds  . . . . . . . . . . . . . . . . . . . .       Use of Proceeds

   5.        Determination of Offering Price  . . . . . . . . . . . .       Front Cover Page

   6.        Dilution . . . .   . . . . . . . . . . . . . . . . . . .       Not Applicable

   7.        Selling Security Holders   . . . . . . . . . . . . . . .       Selling Security Holders

   8.        Plan of Distribution   . . . . . . . . . . . . . . . . .       Front Cover Page; Plan of
                                                                              Distribution

   9.        Legal Proceedings  . . . . . . . . . . . . . . . . . . .       The Company

  10.        Directors and Executive Officers, Promoters
                and Control Persons . . . . . . . . . . . . . . . . .       Management; The Company

  11.        Security Ownership of Certain Beneficial
                Owners and Management . . . . . . . . . . . . . . . .       Principal Shareholders

  12.        Description of the Securities    . . . . . . . . . . . .       Summary of Prospectus;
                                                                              Description of Securities

  13.        Interest of Named Experts and Counsel  . . . . . . . . .       Not Applicable

  14.        Disclosure of Commission Position on
                Indemnification for Securities Act
                Liabilities . . . . . . . . . . . . . . . . . . . . .       Management

   ITEM
NUMBER IN
FORM SB-2                    ITEM CAPTION IN FORM SB-2                      LOCATION IN PROSPECTUS
---------                    -------------------------                      ----------------------
  15.        Organization within Last Five Years  . . . . . . . . . .       Management

  16.        Description of Business  . . . . . . . . . . . . . . . .       Front Cover Page; Summary of
                                                                              Prospectus; The Company;
                                                                              Business

  17.        Management's Discussion and Analysis or
                Plan of Operation . . . . . . . . . . . . . . . . . .       Management's Discussion and
                                                                              Analysis of Financial
                                                                              Condition

  18.        Description of Property  . . . . . . . . . . . . . . . .       Business

  19.        Certain Relationships and Related
                Transactions  . . . . . . . . . . . . . . . . . . . .       Management

  20.        Market for Common Equity and Related
                Stockholder Matters . . . . . . . . . . . . . . . . .       Price Range of Common Stock
                                                                              and Dividends

  21.        Executive Compensation   . . . . . . . . . . . . . . . .       Management

  22.        Financial Statements   . . . . . . . . . . . . . . . . .       Index to Financial Statements

  23.        Changes In and Disagreements With
                Accountants on Accounting and
                Financial Disclosure  . . . . . . . . . . . . . . . .       Experts

  24.        Indemnification of Directors and Officers  . . . . . . .       Part II of Registration Statement

  25.        Other Expenses of Issuance and
                Distribution  . . . . . . . . . . . . . . . . . . . .       Part II of Registration Statement

  26.        Recent Sales of Unregistered Securities  . . . . . . . .       Part II of Registration Statement

  27.        Exhibits   . . . . . . . . . . . . . . . . . . . . . . .       Exhibits to Registration Statement

  28.        Undertakings   . . . . . . . . . . . . . . . . . . . . .       Part II of Registration Statement

AMENDED
PROSPECTUS


                        AVALON COMMUNITY SERVICES, INC.
                        1,038,100 SHARES OF COMMON STOCK
               160,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS



         Of the 1,038,100 shares of Common Stock (the "Common Stock") and the 160,000 Redeemable Common Stock Purchase Warrants (the "Warrants") of Avalon Community Services, Inc. (the "Company") offered hereby, 60,000 Warrants are being sold by certain security holders of the Company. In addition, 100,000 shares of Common Stock and 100,000 Warrants are reserved for issuance by the Company to Westminster Securities Corporation and its permitted assigns ("Westminster") upon the exercise by Westminster of a warrant previously issued by the Company to Westminster in connection with a private placement of securities in 1994. Upon issuance, the resale by Westminster of such shares and Warrants is registered hereby. The balance of 938,100 shares of Common Stock are issuable by the Company upon the exercise of the Warrants, except for shares acquired by Class C Warrant holders and Westminster who purchased such Warrants in the recent private placement, in which case such shares are sold by the Selling Shareholders. Unless the context otherwise requires, the holders of the Common Stock and Warrants who are selling securities hereunder are hereinafter collectively referred to as the "Selling Shareholders." The Company will not receive any proceeds from the sale of the Common Stock or the Warrants by the Selling Shareholders. See "Selling Shareholders," "Plan of Distribution" and "Use of Proceeds."



         The Company's Common Stock is listed on the NASDAQ SmallCap Market System under the symbol "CITY." The average of the bid and asked price for the Common Stock, as reported on the NASDAQ SmallCap Market System, was $4.06 per share on January 10, 1997. There is no established trading market for the Warrants.


         INVESTMENT IN THE SECURITIES IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR INFORMATION THAT SHOULD BE CONSIDERED BY EACH PROSPECTIVE INVESTOR.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


==============================================================================================================
                                                              Underwriting      Proceeds to
                                              Price to       Discounts and        Selling        Proceeds to
                                               Public         Commissions      Shareholders      Company(1)
--------------------------------------------------------------------------------------------------------------
Offering by Selling Shareholders(2)           See Text          See Text         See Text         See Text
  Per share . . . . . . . . . . . . . . .     Note (2)          Note (2)         Note (2)         Note (2)
  Per warrant . . . . . . . . . . . . . .
--------------------------------------------------------------------------------------------------------------
Offering by Company:(3)
  Per Share from Placement Agent
  Warrant . . . . . . . . . . . . . . . .     1.50                $-0-             $-0-          $1.50
  Offering Price per Share of
  Common Stock Underlying                     6.00 (B)            $-0-             $-0-           6.00 (B)
  Warrants(4) . . . . . . . . . . . . . .     3.50 (C)            $-0-             $-0-           3.50 (C)
                                          --------------------------------------------------------------------
    Total . . . . . . . . . . . . . . . .   $4,321,100.00         $-0-             $-0-         $4,321,100.00
==============================================================================================================

                         (See Notes on Following Page)

         This Prospectus also relates to such additional securities as may be issued to the Selling Shareholders and Westminster because of future stock dividends, stock distributions, stock splits or similar capital readjustments.


           The date of this Amended Prospectus is January __ , 1997.

(1) Before deducting expenses payable by the Company and Selling Shareholders, which are estimated at $32,000 and before the payment of any Warrant solicitation fees due on the Class C Warrants to Westminster Securities of 5% of the exercise price, estimated at $179,000.
(2) The Selling Shareholders have advised the Company that they propose to offer for sale and to sell the Warrants from time to time during the next 12 months through brokers in the over-the-counter market, in private transactions, or otherwise, at market prices then prevailing or obtainable. Accordingly, sales prices and proceeds to the Selling Shareholders will depend upon price fluctuations and the manner of sale. If the Warrants are sold through brokers, the Selling Shareholders will pay brokerage commissions and other charges (which compensation as to a particular broker-dealer might be in excess of customary commissions). Except for the payment of such brokerage commissions and charges, their share of the offering expenses and the legal fees, if any, of the Selling Shareholders, the Company will bear the balance of all expenses in connection with registering the securities offered hereby. Such expenses are estimated to total approximately $32,000. See "Plan of Distribution."
(3) The offering of Common Stock by the Company is adjusted to reduce the number of shares sold by the Company and correspondingly increase the number of shares offered by Selling Shareholders by the number of shares issued to Class C Warrant holders who acquired such Warrants as a part of the original private placement of such Warrants. The exercise of such Warrants by the original holders would be considered a part of the original private placement and not registered hereby.
         In such case, the resale of the Common Stock by these holders is being registered for sale by Selling Shareholders hereby.
(4)      Classified by B and C Warrants.


                             AVAILABLE INFORMATION

         The Company is subject to certain informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copies at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the securities offered hereby. This Prospectus, filed as a part of the Registration Statement, does not contain information set forth in or annexed as exhibits to the Registration Statement, and reference is made to such exhibits to the Registration Statement for the complete text thereof. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the exhibits filed as part thereof, which may be inspected at the office of the Commission without charge, or copies thereof may be obtained therefrom upon payment of a fee prescribed by the Commission.

                               PROSPECTUS SUMMARY

         The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the detailed information and Consolidated Financial Statements (including the Notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.


                                  THE COMPANY



         Avalon Community Services, Inc. (the "Company") operates (through its wholly owned subsidiaries) security private correctional services, substance abuse treatment services, residential care services, outpatient mental health services and assisted living centers. These services include the following:
(a) private correctional services through the operation of a 250-bed facility in Oklahoma City, Oklahoma, a 255-bed minimum security facility in Tulsa, Oklahoma, and a 144-bed medium security facility in El Paso, Texas; (b) substance abuse treatment services for inmates in Nebraska; (c) residential care services through facilities in Oklahoma; (d) the management of outpatient mental health clinics; and (e) the operations of two assisted living centers, one in Oklahoma City and one in Fort Collins, Colorado. See "THE COMPANY."



                                  THE OFFERING



Securities Offered by
  Company . . . . . . . . . . . .      Up to 938,100 shares of Common Stock
                                       upon the exercise of all outstanding
                                       Warrants.



Securities Offered by Selling
  Securities Holders  . . . . . .      160,000 Class C Warrants, plus any
                                       shares of Common Stock issued pursuant
                                       to the exercise of Class C Warrants by
                                       any persons who acquired the Warrants in the original private placement of such Warrants or by the placement agent upon its exercise of its placement agent warrant. The Class A Warrants previously registered have expired.
                                       100,000 shares of Common Stock and
                                       100,000 Class C Warrants issuable
                                       pursuant to and upon the exercise of a
                                       placement agent's warrant agreement.


Terms of Warrants . . . . . . . .      Each Class B Warrant will entitle the
                                       holder to purchase one share of Common
                                       Stock at a price of $6.00 per share,
                                       subject to certain adjustments.  The
                                       Warrants are exercisable at any time
                                       until their expiration in March, 1999.
                                       The Warrants are subject to redemption
                                       by the Company at a price of $0.01 per
                                       Warrant upon the satisfaction of certain conditions. See "DESCRIPTION OF
                                       SECURITIES -- Warrants."

                                       Each Class C Warrant will entitle the
                                       holder to purchase one share of Common
                                       Stock at a price of $3.50 per share,
                                       subject to certain adjustments.  The
                                       Warrants are exercisable at any time
                                       until their expiration in December,
                                       1999.  The Warrants are subject to
                                       redemption by the Company at a price of
                                       $0.01 per Warrant upon the satisfaction
                                       of certain conditions.  See "DESCRIPTION
                                       OF SECURITIES -- Warrants."


Common Stock Outstanding
  prior to this Offering  . . . .      2,927,135 Shares



Common Stock Outstanding
  after this Offering . . . . . .      4,190,235 Shares if all outstanding
                                       warrants are exercised.

Use of Proceeds   . . . . . . . .      The proceeds of this offering may be
                                       used by the Company to fund new
                                       projects, expand existing operations,
                                       retire existing indebtedness, for
                                       working capital and general corporate
                                       purposes.  See "USE OF PROCEEDS."


Risk Factors  . . . . . . . . . .      An investment in the Company involves
                                       certain risks, including operational
                                       risks associated with the various
                                       businesses owned by the Company,
                                       dependence on key individuals,
                                       competition, the risk of illiquidity and other risks as more fully set forth under "RISK FACTORS."



NASDAQ Symbol . . . . . . . . . .      "CITY" on the NASDAQ Small Cap Market
                                       System.




                             SUMMARY FINANCIAL DATA


                                                                                              Nine Months
                                                                        Year Ended              Ended
                                                                       December 31,           Sept.  30,
                                                                 -------------------------    ----------
                                                                    1994           1995          1996
                                                                 ----------     ----------    ----------
STATEMENT OF OPERATIONS DATA:

Revenues From Continuing Operations . . . . . . . . .            $2,536,136    $3,056,032     $2,664,633
Income (Loss) From Continuing Operations  . . . . . .                66,893       (31,942)      (219,621)
Income (Loss) From Continuing Operations
  Per Common Share  . . . . . . . . . . . . . . . . .                  0.03         (0.01)         (0.08)
Income (Loss) From Discontinued Operations  . . . . .               (59,539)      (52,898)            --
Income (Loss) From Discontinued Operations
  Per Common Share  . . . . . . . . . . . . . . . . .                 (0.03)        (0.02)            --




                                                                       December 31,           Sept.  30,
                                                                 -------------------------    ----------
                                                                    1994           1995          1996
                                                                 ----------     ----------    ----------
BALANCE SHEET DATA:

Total Assets  . . . . . . . . . . . . . . . . . . . .            $4,725,616     $6,450,199    $7,574,442
Long-Term Debt,
  less Current Maturities . . . . . . . . . . . . . .             1,512,797      3,449,275     2,686,494
Stockholder's Equity  . . . . . . . . . . . . . . . .             2,425,666      2,340,826     3,316,682

                                  RISK FACTORS



         An investment in the Company is speculative and involves a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering.



         LIMITED CUSTOMER BASE; NO COMMITMENT FOR MINIMUM NUMBER OF INMATE REFERRALS; UNCERTAINTY OF FUTURE CONTRACTS. Approximately 90% percent of the Company's business is derived from contracts with the Oklahoma Department of Corrections ("ODOC") relating to the Company's private correctional facilities in Oklahoma City ("Carver Center") and Tulsa ("Avalon Correctional Center") and contracts with West Texas Community Supervision and Corrections Department and Texas Department of Criminal Justice, Parole Division, relating to the Company's correctional facility in El Paso, Texas ("El Paso Intermediate Sanction Facility"). The Company's contracts do not specify a commitment to send a minimum number of inmates to the Company's private correctional facilities. There is no guarantee that government funds will continue to be available for the housing of inmates in halfway houses or that the various states will not find an alternate means of alleviating prison overcrowding without the use of outside contractors such as the Company. Further, there is a financial risk to the Company that the expansion of the Carver Center and Avalon Correctional Center will not generate additional numbers of inmates and revenues to justify such expansion. The Company's private correctional operations are dependent upon the continuation of its existing contractual relationships with the various states, as to which no guarantees can be given. The Company's contracts have been from one year renewable contracts to fifteen year contracts. Further, there is no guarantee that the various states will contract for any particular number of beds during the term of any contract.
The Company would have no recourse in the event that funding for the types of services rendered to inmates be decreased or even discontinued by the various states, which would result in termination of the Company's existing contracts. See "BUSINESS -- Correctional Services."



         SIGNIFICANT GOVERNMENT REGULATION: OVERSIGHT, AUDITS AND INVESTIGATIONS. The Company's business is highly regulated by a variety of governmental authorities such as the ODOC, the Oklahoma Department of Mental Health and Substance Abuse Services, the Oklahoma Health Department, West Texas Community Supervision and Corrections Department, Texas Department of Criminal Justice, Parole Department and various municipal zoning authorities, with oversight occurring continuously. Failure by the Company to comply with contract terms or applicable regulations could expose it to substantial penalties. In addition, changes in existing regulations could require the Company to modify substantially the manner in which it conducts business and, therefore, could have a material adverse effect on the Company. See "BUSINESS -- Regulation."


         Additionally, the Company's contracts give the contracting agency the right to conduct audits of the facilities and operations managed by the Company for the agency, and such audits occur routinely. An audit involves a governmental agency's review of the Company's compliance with the prescribed policies and procedures established with respect to the facility. Further, the Company may be subject to investigations as a result of an audit, an inmate's complaint or other causes. See "BUSINESS -- Legal Proceedings."

         LACK OF ACCEPTANCE OF PRIVATIZED CORRECTIONAL AND DETENTION FACILITIES. Management of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. Some sectors of the Federal government and some state governments are legally unable to delegate their traditional management responsibilities for correctional and detention facilities to private companies. The operation of correctional and detention facilities by private entities is a relatively new concept and is not widely understood by the public and has encountered resistance from certain groups, such as labor unions, local sheriffs departments, and groups that believe that correctional and detention facility operations should only be conducted by governmental agencies. Moreover, changes in dominant political parties in any of the markets in which the Company operates could result in significant changes to previously established views of privatization in such market. See "BUSINESS -- Correctional Services."

         REQUIREMENTS OF ACCREDITATION; INSPECTION AND RISK OF LOSS OF ACCREDITATION. In order to maintain its existing contracts with agencies of the State of Oklahoma, the Company must remain accredited by the American Correctional Association (the "ACA"), a not-for-profit organization which has developed uniformity and industry standards for inmate care and operations of correctional facilities and agencies. Accreditation involves a very extensive audit and compliance procedure, and is generally granted for a three-year period. Carver Center has been accredited since 1990 and the current accreditation expires in 1999. Avalon Correctional Center was accredited in 1996 and is accredited through 2000. Management is not aware of any facts or circumstances which might impair or jeopardize accreditation or reaccreditation. In addition to the ACA accreditation, the Company must undergo periodic inspections of its premises by agencies of the various states, as well as annual inspections by the City and State Fire Marshal's Office. See "BUSINESS."


         WORKING CAPITAL REQUIREMENTS; NEED FOR ADDITIONAL FINANCING. The Company may require additional capital to finance its operations and continued growth. There can be no assurance that the Company will be able to obtain such working capital or financing if and when needed, or that if obtained, it will be sufficient or on terms and conditions acceptable to the Company.


         BROAD DISCRETION AS TO USE OF PROCEEDS. Due to the contingent nature of the exercise of the Warrants, it is impossible to determine at this time what specific projects or uses would be made of the funds. The net proceeds may be used to fund new projects, expand existing operations, retire indebtedness or for working capital and other general corporate purposes. Management will have broad discretion with respect to the expenditure of such funds. See "USE OF PROCEEDS."



         POTENTIAL LEGAL LIABILITY. The Company's management of correctional and residential care facilities exposes it to potential third-party claims or litigation by prisoners, residents or other persons for personal injury or other damage resulting from contact with Company-managed facilities, programs, personnel or prisoners, including damages arising from a prisoner's escape or from a disturbance or riot at a Company-managed facility. The Company participates in an insurance program that provides coverage for certain liability risks faced by the Company, including accident and personal injury and bodily injury or property damage to a third party where the Company is found to be negligent. There can be no assurance, however, that the Company's insurance will be adequate to cover all potential third-party claims. See "BUSINESS--Insurance."



         ADVERSE PUBLICITY. Both the Company's correctional business and residential care business are subject to public scrutiny (See "BUSINESS -- Insurance"). Any disturbances at a Company-managed facility or another privately-managed facility may result in publicity adverse to the Company and the industry in which it operates, which could materially adversely affect the Company's business.


         NON-ARM'S LENGTH TRANSACTIONS.   The Company and its subsidiaries have
engaged in transactions with its Chief Executive Officer and principal stockholder which may be considered as not having occurred at arm's length.
The terms of such transactions may not have been as favorable as the Company might have received from unrelated third parties on an arms-length basis. No guarantee can be given, however, that the Company will not engage in any non-arm's length transactions with its officers and directors in the future. See "BUSINESS," "CERTAIN TRANSACTIONS," and "FINANCIAL STATEMENTS."

         CONFLICTS OF INTEREST. The Company's Chief Executive Officer and principal stockholder is involved in other ventures and activities and he will spend a portion of his time performing services for such activities. Conflicts of interest may arise in the allocation of resources and time between the Company and such activities and ventures. See "MANAGEMENT -- Conflicts of Interest."

         DEPENDENCE ON KEY PERSONNEL; NO KEY MAN INSURANCE.   The Company is
heavily dependent upon its officers and directors for its continued operation, and in particular on its Chief Executive Officer, Donald E. Smith. The loss of Mr. Smith's services could have a serious impact on the operation of the Company's business. While the Company currently pays the premiums on a policy of life insurance pertaining to Mr. Smith, the beneficiary of the policy is a banking institution which is a lender to the Company. The Company has no present intention to purchase a policy of key- man life insurance pertaining to Mr. Smith. See "BUSINESS."

         EMPLOYMENT CONTRACTS.   The Company has entered into a written
employment agreement with only one of its executive officers, its Chief Executive Officer, Donald E. Smith. Mr. Smith's contract is for a five-year term and commenced in June, 1992, providing for first-year salary of $60,000 and subsequent-year salaries to be determined by the Board of Directors of the Company. The agreement also contains provisions for severance pay and disability payments, as well as a non-compete agreement preventing him from engaging in a business deemed similar to that of the Company for a period of one year from the cessation of his employment. The Company's other officers and directors are employed by the Company pursuant to verbal agreements.


         COMPETITION. A number of other corporations operate private correctional facilities in the same geographic region as the Company, and still others compete directly with the Company for contracts with state agencies. While the Company believes that it has certain advantages in competing for state contracts, some of the companies eligible to compete may have longer operating histories and greater financial resources available to them. Since the award of state contracts is pursuant to competitive bidding, it is possible that the greater financial resources of the companies eligible to compete might enable them to underbid the Company for such contracts.



         LOSS OF RESIDENTIAL CARE CONTRACTS. Effective July 1, 1995 certain Oklahoma state contracts for the Company to provide residential care services in its residential care facilities were not renewed. The loss of these contracts had a negative impact on the Company's revenues and cash flow. The loss of revenues from these contracts amounted to approximately 3% of the Company's revenues for 1995. See "SELECTED FINANCIAL DATA," "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION," and "BUSINESS -- Legal Proceedings."



         CONTINUED CONTROL BY DONALD  SMITH.   The Company's Chief Executive
Officer, Donald E. Smith, controls the Company through his ownership of 1,053,500 shares of Common Stock which is approximately 42% of all Common Stock presently outstanding. As a result of his ownership of Class B Common Stock as discussed under "DESCRIPTION OF SECURITIES -- Class B Common Stock," Mr. Smith will be able to vote an additional 3,410,000 shares which increases his current voting percentage to approximately 70% before any Warrants are exercised, and approximately 50% of the voting rights after the exercise of all Warrants. An additional 750,000 warrants may be issued to Mr. Smith upon his guarantee of Company obligations which would further increase his voting percentage, if exercised. See "DESCRIPTION OF SECURITIES -- Warrants."


         CORPORATE ACTION POSSIBLE WITHOUT STOCKHOLDER VOTE. Pursuant to Nevada corporate statutes, the holders of a majority of the Company's Common Stock may authorize or take corporate action without notice to or the consent of the stockholders. The Company's stockholders may not have the opportunity to approve or consent to the Company's involvement in an acquisition or other transaction, or to the terms of such transaction. A shareholder vote may not be made available, and in any event, such a shareholder vote would be controlled by Management.


         LARGE AMOUNT OF AUTHORIZED BUT UNISSUED SHARES. It is also possible that the Company could issue additional shares of its common stock in the future to finance the acquisition of businesses or properties. The Company's Articles of Incorporation authorize the issuance of 24,000,000 shares of common stock (both Common Stock and Class B Common Stock) and 1,000,000 of preferred stock, of which 2,927,135 were issued and outstanding on the date of the Prospectus (excluding Class B Common Stock). Additional shares might be issued without shareholder approval which could have a dilutive effect on the current shareholders. On the date of the Prospectus there were no commitments or understandings of any kind pertaining to the Company's acquisition of businesses or properties, or the issuance of additional shares other than as disclosed in the Prospectus. See "DESCRIPTION OF SECURITIES" and "BUSINESS."


         NO DIVIDENDS.   The Company has never paid cash dividends on its
Common Stock and has no plans to pay cash dividends in the foreseeable future. The policy of the Company's Board of Directors is to retain all available earnings for use in the operation and expansion of the Company's business. Therefore, this investment is not appropriate for investors seeking income. See "DIVIDEND POLICY."

         NON-REGISTRATION IN CERTAIN JURISDICTIONS OF SHARES UNDERLYING THE
WARRANTS.   The Warrants registered in this Offering are not exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon the exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there is no assurance that it will be able to do so. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants unless and until the shares and Warrants could be qualified for sale in jurisdictions in which such purchasers reside, or an exemption from such qualification exists in such jurisdictions, and Warrant holders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "DESCRIPTION OF SECURITIES -- Warrants."


         SHARES ELIGIBLE FOR FUTURE SALE. A substantial portion (1,107,830 shares) of the Company's currently issued and outstanding shares of common stock are "restricted" securities. Restricted securities may be sold only upon compliance with Rule 144 adopted under the Securities Act of 1933 as amended, or pursuant to a registration statement filed under the Act. Generally speaking, Rule 144 provides that a person must hold restricted securities for a period of two years, and may then sell those securities in unsolicited brokerage transactions or in transactions with a market maker. The holder may sell an amount equal to one percent of the Company's outstanding common stock every three months or the average weekly reported volume of trading during the four calendar weeks preceding the filing of a Notice of Proposed Sale, whichever is greater. To comply with Rule 144, an issuer must make available adequate current public information with respect to the issuer. Under certain circumstances, the sale of shares by a person who has satisfied a three year holding period is permitted without any quantity limitation and whether or not there is adequate public information available. Any such sales will likely have a depressive effect on the market price of the Company's Common Stock.



         DETERMINATION OF EXERCISE PRICE OF WARRANTS. The exercise price of the Class C Warrants was determined as part of the structuring of the 1994 private placement through negotiations between the Company and its placement agent, Westminster Securities Corporation ("Westminster"). Accordingly, the exercise prices do not necessarily bear any relationship to the assets, operating performance, or other criteria of value applicable to the Company.


         REDEMPTION OF WARRANTS.   The Class B Warrants are subject to
redemption at $0.01 per Warrant upon 30 days written notice if a registration statement covering the Warrants and the underlying Common Stock is effective. Class C Warrants are subject to redemption at $0.01 per Warrant on 30 days written notice if a registration statement covering said Warrants is in effect and if the bid price of the Common Stock, for a period of 30 consecutive trading days prior to the notice of redemption, equals or exceeds $5.00 per share, and if a Registration Statement of the Company covering the Class C Warrants and the shares of Common Stock issuable upon the exercise of the Warrants is current at all times during the 30-day notice period and for the 30 days immediately preceding the notice period. In the event the Company exercises the right to redeem the Class C Warrants, such Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "DESCRIPTION OF SECURITIES -- Warrants."


         EFFECT OF WARRANTS.   The holders of the Company's outstanding
Warrants have the opportunity to profit from a rise in the market value of the Common Stock of the Company, if any, at the expense of the holders of Common Stock. A Warrant holder may be expected to exercise Warrants at a time when the Company, in all likelihood, would be able to obtain equity capital, if it so desired, by a public sale of new Common Stock on terms more favorable than those provided in the Warrants. Exercise of the Warrants could dilute the equity interest of other stockholders in the Company. See "DESCRIPTION OF SECURITIES -- Warrants."



         ILLIQUIDITY.   Although the Company's Common Stock is publicly traded,
the trading is very thin and may not be an indication of the value of the Common Stock. There is presently no established trading market for the Warrants. While there are several securities broker-dealers making a market in the Company's Common Stock, there is no assurance that a public market for the Company's securities will continue to be made.



         LOSSES. The Company incurred a net loss of $84,800 for the year ended December 31, 1995 of which $31,900 was from continuing operations and $52,900 from discontinued operations. The new correctional facility in Tulsa, Oklahoma had a start-up loss in 1995 of $101,000. The Company also incurred losses in the first three quarters of 1996. See "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION -- Results of Operations."


         LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS; INDEMNIFICATION. The Company's Articles of Incorporation empower the Company to indemnify the officers and directors against judgments, fines, and other amounts and costs resulting from actions or proceedings in which they may be involved by reason of their having held such positions, to the fullest extent permitted pursuant to the laws of the State of Nevada. The Articles of Incorporation also limit the personal liability of the Company's directors to the fullest extent permitted by the Nevada Revised Statutes. The Nevada Revised Statutes contain provisions entitling directors and officers to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as a result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company; provided said officers or directors acted in good faith. See "MANAGEMENT -- Limitation of Officer and Director Liabilities." The Company's By-Laws state that such indemnification may not be provided in relation to matters as to which the person seeking indemnification is adjudged to be liable for negligence or misconduct in the performance of duty. The Company's policy, therefore, is that no indemnification will be provided for bad faith actions and/or breaches of management's fiduciary duties, including in connection with shareholder derivative suits.


                                  THE COMPANY

         Avalon Community Services, Inc. (the "Company") provides various services that have historically been provided by governmental agencies. Avalon Enterprises, Inc. ("Avalon") was incorporated in Nevada in September, 1990. On June 15, 1992, Avalon acquired Southern Correction Systems, Inc. ("SCS"). SCS, which was incorporated in 1990, was engaged in the business of providing private correctional services. In June, 1992, Avalon's name was changed to Avalon Community Services, Inc. The Company acquired two affiliated companies, Elk City Properties, Inc. ("ECP") and Central Oklahoma Properties Corp. ("COP"), effective December 31, 1993. ECP is engaged in the business of providing residential care services and COP owns and leases certain related real estate. See "BUSINESS."


         The Company, through its wholly-owned subsidiaries, provides security private correctional services, substance abuse treatment services, residential care services, outpatient mental health services and assisted living centers. These services include the following: (a) private correctional services through the operation of a 250-bed minimum security facility in Oklahoma City, Oklahoma, a 255-bed minimum security facility in Tulsa, Oklahoma, and a 144-bed medium security facility in El Paso, Texas; (b) substance abuse treatment services for inmates in Nebraska; (c) residential care services through facilities in Oklahoma; (d) the management of outpatient mental health clinics; and (e) the operations of two assisted living centers, one in Oklahoma City and one in Fort Collins, Colorado.



         The Company's executive office is located at 13401 Railway Drive, Oklahoma City, Oklahoma 73114. The Company's telephone number is (405) 752-8802 and fax number is (405) 752-8852.



                                USE OF PROCEEDS


         Assuming all Warrants are exercised, the Company would receive net proceeds of approximately $4,121,100 after paying approximately $200,000 in legal fees, accounting fees, printing and selling expenses and other offering costs. Receipt of proceeds by the Company is contingent on the exercise of the Warrants which in turn is contingent on the market price of the Company's Common Stock. Therefore, it is impossible at this time to determine specific project's expenditures or use of funds. The net proceeds may be used by the Company to fund new projects in the correctional, residential care, assisted living or in other areas of privatization of traditional government services, expand existing operations, retire existing indebtedness, or for working capital and general corporate purposes.



         The Company will not receive any of the proceeds from the sale of shares of Common Stock and the Warrants by the Selling Shareholders.



                                DIVIDEND POLICY

         The Company has paid no dividends as of the date of this Prospectus nor does it intend to pay dividends on its Common Stock in the foreseeable future. See "DESCRIPTION OF SECURITIES." The Company currently intends to retain future earnings to fund development and growth of its business. In the future, any payment of dividends on Common Stock will be dependent upon the financial condition, capital requirements and earnings of the Company and any other factors the Board of Directors may deem relevant. Therefore, this investment is not appropriate for investors seeking income.

                          PRICE RANGE OF COMMON STOCK


         The Company's Common Stock is listed for trading on the NASDAQ SmallCap Market System under the trading symbol "CITY". The following table reflects the range of high and low bid prices, as reported by the NASDAQ, for each quarterly periods during 1994, 1995, and 1996. The prices represent inter-dealer prices, without mark-up, mark-down or commission and may not represent actual transactions.



              Quarterly Period Ended                   High             Low
            ------------------------------------------------------------------
              March 31, 1994                           2 1/4            1
              June 30, 1994                            2 1/8              3/4
              September 30, 1994                       3 1/8            1 5/8
              December 31, 1994                        3 1/8            2
              March 31, 1995                           2 1/8            1
              June 30, 1995                            2 11/16          1
              September 30, 1995                       3 1/8            1
              December 31, 1995                        3 3/8            2 1/4
              March 31, 1996                           2 1/2            2
              June 30, 1996                            7 5/8            2 1/2
              September 30, 1996                       5 7/8            4 1/8
              December 31, 1996                        4 3/4            3 7/8



         The average of the bid and asked prices for the Common Stock, as reported on the NASDAQ SmallCap Market System was $4.06 per share on January 10, 1997. The Company had approximately 475 holders of its common stock as of December 31, 1996.



                                 CAPITALIZATION


         The following table sets forth the historical capitalization of the Company as of December 31, 1995 and September 30, 1996, as derived from the Consolidated Financial Statements of the Company. The information shown below should be read in conjunction with "MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION" and the Consolidated Financial Statements and Notes and other financial information included elsewhere herein.



                                                                 December 31, 1995       September 30, 1996
                                                                 -----------------       ------------------
                                                                                            (unaudited)
Current Maturities
 of Long-Term Debt  . . . . . . . . . . . . . . . . . .             $  278,837               $  773,463
                                                                    ==========               ==========

Long-Term Debt, less Current Maturities . . . . . . . .             $3,449,275               $2,686,494
                                                                    ==========               ==========

Stockholders' Equity
  Common Stock, 24,000,000 shares authorized: . . . . .                     --                       --
     Class A, par value $.001, 2,496,905 and 2,927,135
     shares issued and outstanding  . . . . . . . . . .                  2,497                    2,927
     Class B, no par, 1,210,000
     shares issued and outstanding  . . . . . . . . .                       --                       --
  Paid-In Capital . . . . . . . . . . . . . . . . . . .              2,678,214                3,873,261
  Accumulated Deficit . . . . . . . . . . . . . . . . .               (339,885)                (559,506)
                                                                    ----------               ----------
    Total Stockholders' Equity  . . . . . . . . . . . .             $2,340,826               $3,316,682
                                                                    ==========               ==========

                            SELECTED FINANCIAL DATA


         The following selected financial data for the years ended December 31, 1994 and 1995, and September 30, 1996, are derived from the audited Consolidated Financial Statements of the Company. The data should be read in conjunction with the Consolidated Financial Statements, related notes, and other financial information included herein.



                                                                                                 Nine Months
                                                                        Year Ended                  Ended
                                                                        December 31,              Sept. 30,
                                                                 -------------------------       ----------
                                                                    1994           1995             1996
                                                                 ----------     ----------       ----------
STATEMENT OF OPERATIONS DATA:                                                                    (Unaudited)

Revenues From Continuing Operations . . . . . . . . .            $2,536,136     $3,056,032       $2,664,633
Income (Loss) From Continuing Operations  . . . . . .                66,893        (31,942)        (219,621)
Income (Loss) From Continuing Operations
  Per Common Share  . . . . . . . . . . . . . . . . .                  0.03          (0.01)           (0.08)
Income (Loss) From Discontinued Operations  . . . . .               (59,539)       (52,898)             --
Income (Loss) From Discontinued Operations
  Per Common Share  . . . . . . . . . . . . . . . . .                 (0.03)         (0.02)             --



                                                                        December 31,              Sept. 30,
                                                                 -------------------------       ----------
                                                                    1994           1995             1996
                                                                 ----------     ----------       ----------
BALANCE SHEET DATA:

Total Assets  . . . . . . . . . . . . . . . . . . . .            $4,725,616     $6,450,199       $7,574,442
Long-Term Debt,
  less Current Maturities . . . . . . . . . . . . . .             1,512,797      3,449,275        2,686,494
Stockholder's Equity  . . . . . . . . . . . . . . . .             2,425,666      2,340,826        3,316,682




           MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION



LIQUIDITY AND CAPITAL RESOURCES -



         The Company's cash was increased by $250,000 for the nine months ended September 30, 1996. This was primarily due to Class C stock purchase warrants being exercised for a net amount of $1,195,000. Approximately $667,000 was used for capital expenditures including the purchase of the El Paso Intermediate Sanction Facility in El Paso, Texas. The Company used $268,000 for the repayment of debt. Working capital was positive as of September 30, 1996. The Company has recognized a $134,000 income tax benefit for the net operating losses incurred for the nine month period, based upon tax strategies and projections that taxable income for 1997 will be sufficient to utilize the net operating losses generated in the current year.



         The corrections segment of the Company is continuing to expand. In August, the company purchased the operations of a medium security level prison in El Paso, Texas, primarily using the proceeds from the warrant exercise, plus the issuance of 50,000 shares of common stock and 200,000 Class D purchase warrants. Revenues from the El Paso prison began immediately and was profitable in the fourth quarter 1996. In the third quarter 1996, the Avalon Correctional Center in Tulsa, Oklahoma was at a break-even capacity. Census increased in the fourth quarter. Cash flows from the existing correctional centers will continue to improve as the facilities reach full capacity.



         The Company has plans for the development and management of assisted living centers in Oklahoma and other states in the Midwest subject to future funding.. Emerald Square, the assisted living center in Oklahoma City, has completed construction and began operations the fourth quarter 1996. The Company is operating an assisted living center in Ft. Collins, Colorado, Diamond Crest, which opened in the third quarter, 1996.

         The Company believes it has sufficient cash reserves and ample cash flows from operations to meet its current cash requirements. Additional sources of funding may be required for future expansion. The Company will explore other sources of funding such as additional bank borrowing or the sale of equity securities. Additional funds may also be available through the exercise of the Company's outstanding stock purchase warrants. The Company retained the services of the investing banking firm of Rodman & Renshaw, Inc. to help the Company evaluate opportunities for growth and capital markets transactions. Management is unaware of any other evident trends that are likely to result in material increases or decreases in the liquidity of the Company.





RESULTS OF OPERATIONS -

YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994 -

         The Company had a net loss in 1995 of $84,800 or $.03 per share, as compared to net income in 1994 of $7,400 or $.00 per share. The majority of the loss incurred in 1995, $52,900 or $.02 per share, was due to discontinued park property management operations. The loss from discontinued operations in 1994 was $59,600 or $.03 per share. The new correctional facility, Avalon Correctional Center, had a start up loss in 1995 of $101,000, and the residential care facilities had a net operating loss in 1995 of $52,300 as compared to a net operating gain in 1994 of $140,600.


         Total revenues for 1995 increased by 21%, from $2,536,000 to $3,056,000, primarily due to an increase in revenue from corrections, offset by a decrease in revenue from residential care. Operating expenses increased by 26%, due to the increase in correctional operations and an increase in residential care expenses.


         CORRECTIONS.   Operating income for 1995 was $865,700 as compared to
$596,800 in 1994, an increase of approximately 45%. Revenues increased from $1,364,000 in 1994 to $2,106,000 in 1995 directly as a result of the expansion of the Carver Center and the opening of Avalon Correctional Center. The average inmate census increased from 143 in 1994 to 198 in 1995. The average revenue per inmate day rate increased from approximately $26 in 1994 to approximately $29 in 1995. Operating expenses increased by 62% also as a result of the expansion of the facilities. Avalon Correctional Center incurred an operating start up loss of approximately $101,000 in 1995.


         CONTRACT SERVICES. Operating loss for 1995 was $52,300 as compared to an operating gain of $140,600 in 1994. Revenues decreased by 11% in 1995 from $1,007,600 in 1994 to $896,900 in 1995 primarily as a result of a 9% decrease in census and a loss of state contracts of approximately $60,000. State contract revenues accounted for approximately 3% of total revenues in 1995. Operating expenses increased by 9% primarily due to an increase in staffing. Effective January 1, 1996, the operations were contracted to a tax exempt organization.


         PARK MANAGEMENT. The Company ceased operations and canceled its park management contract in June, 1995. The loss on the disposal of operations,
net of income tax benefit  of $27,400, was $34,100.   Loss from operations in
1994 was $59,500 as compared to a loss from operations in 1995 of $18,800. Management believes that it is in the Company's best interest to devote available resources to opportunities in other areas of the Company's business.

         CORPORATE. General and administrative expenses increased in 1995 by 14% from $529,100 to $603,300. The increase was a result of additional staffing, increased legal expenses, and an increase in advertising, marketing, and promotional costs. The increase in 1995 of $110,700 in interest expense was primarily due to interest on the funds borrowed for the expansion of the Carver Center ($39,000) and the construction of Avalon Correctional Center ($69,000). Depreciation and amortization expense increased by $91,900 primarily as a result of the expansion of Carver Center and the opening of Avalon Correctional Center.


NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995 -



         Total revenues increased by $468,000 or 21% primarily as a result of an increase in correctional revenues of $748,000 offset by a decrease in residential care revenue of approximately $250,000. Net loss for the nine months ended September 30. 1996 was $220,000 or $.08 per share as compared to a net loss for the nine months ended September 30, 1995 of $43,000 or $.02 per share. The loss in 1996 was partly due to a reserve of $70,000 for a litigation settlement.

         CORRECTIONS. Revenue form correctional operations increased by $748,000 or 52% from 1995 to 1996 and operating expenses increased by 105% primarily due to the addition of the El Paso Intermediate Sanction Facility. The direct operating profit margin for correctional operations was 34% compared to 51% in 1995 primarily due to one time start up costs reflected in the lower profit margins of Avalon Correctional Center and El Paso Intermediate Sanction Facility. The average number of inmates or census for the first nine months ended 1996 increased 39% over 1995.



         CONTRACT SERVICES. Operating revenues of contract services decreased by $250,000 or 36%, primarily due to a 14% decrease in residential care occupancy. Operation expenses decreased by $215,000 or 33%. In conjunction with management decisions, residential care operations have been reduced and the financial results will reflect this in the fourth quarter 1996.



         CORPORATE. General and administrative expenses increased by $31,000 or 6%. Depreciation expense increased by $84,000 in 1996 as a result of the construction of the Carver Center addition and the Avalon Correctional Center in 1995. Interest expense increased approximately $119,000 primarily due to interest related to the construction of the new correctional facilities.



                                    BUSINESS



GENERAL



         The Company, through its wholly-owned subsidiaries, provides security private correctional services, substance abuse treatment services, residential care services, outpatient mental health services and assisted living centers. These services include the following: (a) private correctional services through the operation of a 250-bed minimum security facility in Oklahoma City, Oklahoma, a 255-bed minimum security facility in Tulsa, Oklahoma, and a 144-bed medium security facility in El Paso, Texas; (b) substance abuse treatment services for inmates in Nebraska; (C) residential care services through facilities in Oklahoma; (d) the management of outpatient mental health clinics; and (e) the operations of two assisted living centers, one in Oklahoma City and one in Fort Collins, Colorado.



         The Company was incorporated in Nevada in September, 1990 and acquired Southern Correction Systems, Inc. ("SCS") on June 15, 1992. SCS was incorporated in 1990 and was engaged in the business of providing private correctional services. Avalon's name was changed to Avalon Community Services, Inc in June, 1992. The Company acquired two affiliated companies, Elk City Properties, Inc. ("ECP") and Central Oklahoma Properties Corp. ("COP") effective December 31, 1993. Both ECP and COP were incorporated in 1990. ECP is in the business of providing residential care services and COP owns and leases certain related real estate.


CORRECTIONAL SERVICES

         The trend in the United States toward privatization of government services and functions has increased as governments have faced continuing pressure to control costs and improve the quality of services. Governmental agencies responsible for correctional and detention facilities have privatized facilities in an attempt to address these pressures.

         The Company believes the overcrowding in correctional and detention facilities will be made worse by the perceived public demand for longer prison sentences and prison terms for juvenile offenders. Fiscal pressures have forced some governments to limit public services and to seek more cost-effective means of providing the remaining services. Correctional and detention facilities are viewed as an essential service and fiscal pressures have pushed governments to seek to deliver these services more cost effectively. Certain courts and other governmental entities in the United States have mandated that services offered to inmates be expanded and living conditions be improved. Many governments do not have the readily-available resources to make the changes necessary to meet such mandates and must seek private providers.

         A combination of factors in many states (i.e., decreasing revenues, increasing prison population, legal battles arising from substandard prison conditions and overcrowding) has led to a revamping of the corrections processes and a reallocation of limited prison resources. Among the innovative methods created to ease the burdens on state prisons is the move toward utilizing private contractors to provide private correctional services.
Private correctional services
provide a substantial economic saving to the state, allow the state to comply with legislative and judicial pressure to reduce prison populations, and create significant profit opportunities for private entities, which are able to provide comparable or better services at lower cost. Private correctional facilities operating as contractors for government agencies, pursuant to court order or otherwise, exist in virtually every state.


         The Company owns and operates three correctional centers, Carver Center, Avalon Correctional Center and El Paso Intermediate Sanction Facility. The correctional centers provide complete correctional administration, correctional officer staffing, room and board, vocational assistance, transportation, and rehabilitation services.



         OKLAHOMA. The Company's contracts with the Oklahoma Department of Corrections are one year in duration and extend through June 30, 1997, with the option to renew for two (2) additional one year periods. The State of Oklahoma's performance under the contracts is subject to annual appropriation by the legislature. The Company provides services for more minimum security inmates in Oklahoma than any other contractor providing services to the State of Oklahoma.



         Carver Center is a 250-bed minimum security correctional facility located in Oklahoma City, Oklahoma. Carver Center has been expanded from its initial capacity of 25 beds in 1985, to its current capacity of 250 beds to accommodate the increasing needs of the Oklahoma Department of Corrections. During December 1996, the average number of inmates residing at Carver Center was 143. Avalon Correctional Center is a 255-bed minimum security correctional facility located in Tulsa, Oklahoma. The construction of the 40,000 square foot facility was completed in July, 1995. The Avalon Correctional Center opened in July, 1995. The average number of inmates residing at Avalon Correctional Center during the month of December was 90.



         The correctional facilities are accredited by the American Correctional Association ("ACA") as Adult Community Correctional Facilities. ACA accreditation or candidacy is required to contract with the State of Oklahoma for correctional services. The ACA, a private not-for-profit organization, was established to develop uniformity and industry standards for inmate care. Candidates for ACA accreditation must submit to an extensive audit and ongoing compliance procedures. Accreditation is generally granted for a three-year period. Carver Center has been accredited since 1990 and is currently accredited through 1999. Avalon Correction Center was accredited in 1996 and is accredited through 2000.



         TEXAS. The Company purchased the facility and operations of the El Paso Intermediate Sanction Facility in El Paso, Texas. The prison is being managed by Southern Corrections Systems, Inc., a wholly owned subsidiary of the Company. The prison is a 36,000 square foot construction with a capacity of 144 beds. The Company signed a fifteen year contract to provide services in the facility for the West Texas Community Supervision and Corrections Department. The Company also recently signed a three year contract with the Texas Department of Criminal Justice to provide complete services for up to 50 male parole and mandatory supervision releases in the facility. This new contract will bring the prison to 100% of its capacity. The average number of inmates during December, 1996 was 113. The Texas prison is not required to be accredited by ACA.



         NEBRASKA. The Company was awarded a contract in February, 1996, with the State of Nebraska Department of Correctional Services to provide substance abuse treatment services. The Nebraska contract has a fifteen-month term with two (2), two year renewal options. The contract is to provide substance abuse treatment services in five Nebraska prisons; the Nebraska State Penitentiary, The Lincoln Correctional Center, The Omaha Correctional Center, The Nebraska Diagnostic and Evaluation Center, and The Nebraska Community Corrections Center at Lincoln. The Company began providing the contract services in March, 1996.



         The Company is currently evaluating additional correctional projects in Oklahoma, Nebraska, Colorado, Texas, Missouri, Florida, and other states.


ASSISTED LIVING

         The assisted living industry evolved to fill a gap in the long-term care industry and has been an outgrowth of the nursing home industry and independent living. The growing demand for available beds coupled with the shrinkage of available nursing home beds, has provided a window of opportunity for the industry. Longer life expectancy and more people becoming elderly has dramatically increased the need for elderly care. The cost of long-term care has become a national health concern. The cost of assisted living care is approximately 35% lower than nursing home care. Prior to entering a market, the Company prepares a survey of available facilities in each community in which a center will be purchased or constructed to determine the competition in the surrounding area.





         Assisted living centers are designed for ambulatory elderly individuals requiring assistance with daily living services, but not requiring the intensive medical services provided by a nursing home. The Centers will provide complete daily living services including housing, food services, 24 hours per day staffing, medication monitoring, housekeeping, laundry services, transportation, and activities for the residents.



         The Company entered into an agreement in 1995 to develop and operate an assisted living center for the elderly in Oklahoma City, Oklahoma. The center is owned by Avalon Retirement Centers, LLC, an affiliate. The construction of Emerald Square Assisted Living Center was completed, and the facility was opened in the fourth quarter of 1996.



         The Company entered into an agreement in 1996 with Avalon Retirement Centers of Colorado, LLC, an affiliate, to develop and operate an assisted living center for the elderly in Fort Collins, Colorado. The assisted living center was opened in the third quarter of 1996.


RESIDENTIAL CARE


         Wholly owned subsidiaries of the Company owned two residential care facilities ("RCFs") and provided related contract management services for another residential care operation owned by an affiliate during 1996. In conjunction with management decision, residential care operations have been reduced and the financial results of this will reflect in the fourth quarter 1996. The Company contracted with a tax exempt organization to provide operation services to operate RCFs. The Oklahoma Health Department licenses RCFs in Oklahoma.






         The Company also provides contract management services for Pathways Supportive Living Center ("Pathways"), an 88 bed facility located in Oklahoma City, Oklahoma. Pathways is owned by Southern Community Services, Inc. ("Community"). The building utilized by Pathways is owned by the Company and leased to Community. The building is zoned for the operation of a residential care facility or a community based correctional center for female inmates. Financial statements of Community have not been provided in this Prospectus as management believes that the Company's financial statements alone provide investors with adequate financial information with which to make an investment decision.


COMPETITION


         Contracts for correctional services are awarded by state agencies based upon competitive bidding.


         The Company presently contracts for more minimum security inmates in Oklahoma than any other contractor providing services for the State of Oklahoma. Management believes that the Company has certain competitive advantages in contracting for correctional services in the State of Oklahoma including: (a) an approximate eleven year history of providing quality services to the Oklahoma Department of Corrections, (b) the Company's geographic location allows for lower administrative overhead charges when bidding against out-of-state competitors, and (c) the Company has utilized the services of the same government relations firm for over five years which has resulted in the development of an effective relationship with the Oklahoma legislature. However, companies with greater financial resources and longer operation histories are eligible to compete with the Company for available contracts. Companies with access to greater financial resources could underbid the Company for available contracts both within the State of Oklahoma and in other states. See "RISK FACTORS."

         The substantial amount of ongoing press and media coverage directed to the problems of prison overcrowding could result in the establishment of other companies seeking to compete with the Company for the limited number of state contracts presently available.

         The Company considers its status as a public entity, with increased disclosure and reporting obligations, to be a competitive advantage. Two other corporations with substantial assets and significant operating histories in the area of private correctional facilities, The Wackenhut Corporation and Corrections Corporation of America, are also public companies. These companies could become competitors of the Company for limited available contracts. It can be anticipated that any expansion by the Company into other states or regions will be accompanied by increased competition.

         The long-term care industry is highly competitive and the Company expects that the assisted living business will continue to be competitive in the future. Competition for assisted living includes numerous other companies providing long-term care alternatives such as home health agencies, life care at home, community-based services programs, retirement communities, and convalescent centers. The Company's management expects that as assisted living receives increased attention and the number of states including assisted living in their Medicaid Waiver Programs increase, competition will grow from new market entrants focusing on assisted living.


DESCRIPTION OF PROPERTIES



         Carver Center is a 250-bed minimum security correctional facility located in Oklahoma City, Oklahoma. The facility is located on a five-acre tract of land and includes five buildings. The Company completed construction of a new 16,000 square foot dormitory at Carver Center in the second quarter of 1995, for a total of approximately 34,000 square feet.



         Avalon Correctional Center is 255-bed minimum security correctional facility located in Tulsa, Oklahoma. The construction of the approximately 40,000 square foot facility was completed in July, 1995. The Avalon Correctional Center opened in July, 1995.



         El Paso Intermediate Sanction Facility is a 144-bed medium security correctional facility located in El Paso, Texas. The facility is an approximately 36,000 foot building on a seven acre tract of land, purchased in 1996.



         Westcare, a residential care facility, is located in an approximately 60,000 square foot recently remodeled building in Elk City, Oklahoma. The building is zoned for the operation of a residential care facility or an assisted living center.


         The Company owns a 32,000 square foot building in Oklahoma City, Oklahoma. The building is leased through December, 1996 to Southern Community Services, Inc. and is utilized for the operation of Pathways Supportive Living Center. The building was extensively renovated in 1992. The building is zoned for the operation of a residential care facility or a community based correctional center for female inmates.

         The Company's administrative office is located in Oklahoma City, Oklahoma, in a commercial building at 13401 Railway Drive, Oklahoma City, Oklahoma 73114.

         Substantially all property owned by the Company is pledged as collateral on Company debt. See Note 6 to the Consolidated Financial Statements.

INSURANCE

         The Company currently has the following insurance coverages: general liability insurance ($1,000,000 per occurrence); property and contents (estimated replacement cost); worker's compensation; director and officer liability insurance; and $1,000,000 automobile liability (plus physical damage). The Company believes these coverages are adequate. There can be no guarantee that the policy limits would be sufficient in the event of damage due to accident or otherwise, or in the event that a judgment were to be rendered against the Company, in connection with a litigation or other matters. See "RISK FACTORS."

         Inmates at Carver Center and Avalon Correctional Center remain under the legal custody and control of the State of Oklahoma while at the facility. The inmates' presence and activities could subject the Company to litigation, both on their own behalf (for injury, damage, etc.) and perhaps on behalf of other Company employees or others in the community who could be injured or damaged due to the actions of the inmates. There is no guarantee that the present types or amounts of insurance coverage would be sufficient to protect the Company in the event of injury, accident, damage or liability arising out of the operation of a facility and the presence of the inmates.


         The Company presently pays the premiums on a life insurance policy in the amount of $350,000, pertaining to the Company's Chief Executive Officer, Donald Smith; the beneficiary is Bank One in Oklahoma City. The Company has outstanding indebtedness to Bank One of approximately $2,358,047 as of December 31, 1996. The Company has no plans to purchase a key man life insurance policy pertaining to Mr. Smith, the loss of whose services could have a serious impact upon the Company's business. See "RISK FACTORS."


REGULATIONS


         The corrections and residential care industries are subject to Federal, state and local regulations administered by a variety of regulatory authorities. As discussed above under "-- Correctional Services," the correctional services offered by the Company are subject to oversight by state departments. The residential care facilities are licensed by the Oklahoma Health Department. Generally, prospective providers of corrections services must comply with a variety of applicable state and local regulations, including education, health care and safety regulations. The Company's contracts frequently include extensive reporting requirements and may require supervision and on-site monitoring by representatives of contracting governmental agencies.



         Many state and local governments are required to enter into a competitive bidding procedure before awarding contracts for products or services. The laws of certain jurisdictions may also require the Company to award subcontracts on a competitive basis or to subcontract with businesses owned by women or members of minority groups.


         The failure to comply with any applicable laws, rules or regulations or the loss of any required license could have a material adverse effect on the Company's business, financial condition and results of operations. All of the Company's licenses to do business are currently in effect and the Company is unaware of any potential loss of any such license. The current and future operations of the Company may be subject to additional regulations as a result of, among other factors, new statutes and regulations and changes in the manner in which existing statutes and regulations are or may be interpreted or applied. Any such additional regulations could have a material adverse effect on the Company's business, financial condition and results of operations.

         Management believes that the Company is currently in compliance with all applicable laws and regulations affecting the Company's business.

LEGAL PROCEEDINGS


         An action was filed on August 5, 1994 in the Superior Court of Los Angeles County, California styled Roy Allenstein, et al. vs. Southern Community Services, Inc., Avalon Community Services, Inc., Donald E. Smith, Teresa Smith and Does 1-50. This action arose out of a dispute involving promissory notes executed by Southern Community Services, Inc. (a company owned by the Chief Executive Officer and members of his family) to the plaintiffs in the aggregate amount of $100,000. Avalon Community Services, Inc. was not an obligor in any manner under the notes. Plaintiffs' claim against Avalon is that they assert that Mr. Smith represented that a right to convert the indebtedness of Southern Community Services into common stock in Avalon existed as an option to repayment of the indebtedness and seeks the Court's Order directing that such conversion be made. No written agreement for such conversion exists and Mr. Smith denies ever making such an oral representation. The parties have agreed to settle this action. As a part of the settlement, the Company agreed to the issuance of 140,000 Class C Warrants. The Company is not liable for any other payments.



         Elk City Properties, Inc., is the named Defendant in that certain action commenced May 11, 1995, and styled Stephanie Layson, as Administratrix of the Estate of Richard H. Shepherd, Deceased, Plaintiff, vs. Elk City Properties, Inc., d/b/a Connections Supportive Living Center, Defendant; Case No. CJ-95-851-BH; District Court of Cleveland County, State of Oklahoma. In that action, the Plaintiff has brought a wrongful death action against Elk City Properties, Inc., arising out of the death of a resident of the Connections residential care facility. The Plaintiff prayed for damages in excess of $10,000.00. Elk City Properties, Inc., denied these allegations, and contended that the resident died of natural causes through no fault of any of its agents or employees. This case was settled in April 1996, within the policy limits of the Company's insurance.



         The Company and Elk City Properties, Inc., a wholly owned subsidiary, were involved in a civil lawsuit filed by a former employee, Debra K. Cline, Plaintiff, vs. Mike DeBoe, individually and as agent or employee of Avaloon Community Services, Inc., and/or Elk City Properties, Inc., d/b/a Connections Supportive Living Center, Case Number CIV- 95-1467-A, United States District Court for the Western District of Columbia. A judgment was rendered against the defendants in August 1996 and the Company established a reserve of $70,000 in the second quarter 1996 to reflect the potential cost of the judgment.


         The Company is a party to other litigation arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material effect on the Company's financial condition or results of operations.

EMPLOYEES


         The Company had 203 full time employees at December 20, 1996, including its officers and directors. The Company also utilizes the services of several consultants on an as-needed basis. The Company has not experienced a work stoppage and Management considers its employee relations to be good.



                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY


         The names, ages and current positions with the Company of the directors and executive officers of the Company are set forth below. All directors hold their positions for one-year terms until the 1997 annual meeting of stockholders, and will continue in such offices until successors have been elected and have qualified subsequent to an annual stockholders' meeting.



Name and Age                          Positions
-------------                         ----------
Donald E. Smith, 44                   Chief Executive Officer, Director
Jerry M. Sunderland, 60               President, Director
Kathryn A. Avery, 44                  Chief Financial Officer, Vice President
Walter L. DeBoe, 49                   Vice President of Operations
Robert O. McDonald, 58                Director



         The following is a brief description of the business experience during the past five years of each of the above-named persons:



         DONALD E. SMITH has served as Chief Executive Officer of the Company since June, 1992, and has held the same position with the Company's subsidiaries since their inception. Mr. Smith has owned, managed and developed a number of private corporations since 1985 to provide private corrections, residential care, mental health, and other related services. Mr. Smith received a Bachelor of Science degree in 1974 from Northwestern State College.


         JERRY M. SUNDERLAND has served as President of the Company since June, 1995. Mr. Sunderland served as Correctional Services Administrator for one of the Company's subsidiaries from 1990 to 1993 and for an affiliate of the Company since 1988. Mr. Sunderland also serves as a Director of the Company's subsidiaries and for certain affiliated private corporations. Mr. Sunderland was employed by the Oklahoma Department of Corrections for sixteen years and twelve years as an agent for the Oklahoma State Bureau of Investigation.

         KATHRYN A. AVERY was appointed Chief Financial Officer and Vice President in June, 1995. Ms. Avery was employed by Red Eagle Resources Corporation for five years, serving for three years as acting Controller and Chief Financial Officer. Ms. Avery received a degree in Business Administration from the University of Oklahoma in 1982, is a certified public accountant and a member of the Oklahoma Society of CPAs.

         WALTER L. DEBOE serves as the Vice President and Regional Administrator for the Company. Mr. DeBoe served as the Administrator for Carver Center, since January, 1992. Mr. DeBoe is responsible for the Company's correctional operations, including recruitment and training of personnel, maintenance of accreditation by the American Correctional Association and compliance with contractual requirements. Mr. DeBoe's experience includes over eighteen years experience in the correctional field.



         ROBERT O. MCDONALD was appointed a Director of the Company in October, 1994. Mr. McDonald is Chairman of the Board of Directors of Capital West Securities and its parent holding company, Affinity Holding Corp. Mr. McDonald started his investment career in 1961 with Allen and Company and left in 1967 to form McDonald Bennahum and Co., which later joined with Ladenburg Thalmann and Co. of which Mr. McDonald was a Senior Partner. Mr. McDonald joined Planet Oil and Mineral Corporation in 1971 and became president in 1973. From 1975 until 1993, Mr. McDonald was affiliated with Stifel Nicolaus & Company and headed its municipal syndicate effort. Mr. McDonald received a Bachelor's Degree in Finance from the University of Oklahoma in 1960. He also served as an Officer in the United States Army and Army Reserve.


         The officers of the Company hold office until their successors are appointed by the Board of Directors. There are no family relationships among the Company's present officers and directors.

OTHER SIGNIFICANT EMPLOYEES AND CONSULTANTS


         RANDALL J. WOOD serves as General Counsel for the Company. Mr. Wood received his law degree from the University of Oklahoma in 1983, and practiced in the field of real property and commercial litigation. Mr. Wood practiced with the law firm of Stack & Barnes, P.C. from 1983 to 1993. From 1993 until assuming the position of General Counsel with the Company, Mr. Wood practiced with the firm of Hammons, Vaught & Conner. Mr. Wood is responsible for supervision and management of all litigation matters and review of governmental regulation compliance for the Company and its subsidiaries and affiliates.


         The Company also utilizes several consultants on an as-needed basis.

BOARD AND COMMITTEE MEETINGS


         The Board of Directors held three formal meetings both during 1995 and 1996. In addition to these meetings, certain business was conducted by unanimous written consent of the Board of Directors. At present, the Company does not utilize audit or compensation committees.


CONFLICTS OF INTEREST

         The Company's officers and directors spend a portion of their time performing services for other corporations; control or own interests in other corporations; and may become involved in other ventures in the future, and it is possible that conflicts of interest could arise. A number of private corporations in which the Company's management is also involved, and which are controlled by Donald E. Smith, the Company's Chief Executive Officer, could be considered to be affiliates of the Company (the "Affiliated Companies"). Certain transactions have occurred, and continue to occur, between the Company and the Affiliated Companies which may be considered as not having occurred at arm's length. See "RISK FACTORS," "CERTAIN TRANSACTIONS" and "FINANCIAL STATEMENTS."

         The Company has established no provisions for settlement of any conflicts of interest or potential conflicts of interest, including the possibility of pecuniary gain to Management. Legal remedies available under state law in the event of violations of fiduciary duty by Management would in all likelihood be too time-consuming and prohibitively expensive to be of any actual protection or value to the stockholders. See "RISK FACTORS."

         Conflicts of interest which arise will require resolution on a case-by-case basis and no assurance can be given that such conflicts will be resolved satisfactorily in favor of the Company.

REMUNERATION


         The following table sets forth the compensation paid or accrued during each of the years in the three years ended December 31, 1996, to the Company's Chief Executive Officer, Donald E. Smith. No executive officer of the Company received in excess of $100,000 in total compensation for the same period:



                                                                   Other
                                                            Annual Compensation
                                                            -------------------
                 Year          Salary          Bonus        Automobile   Other
                 ----         --------         -----        -------------------
                 1996         $60,000         $   --         $ 3,100    $1,800
                 1995          60,000             --           7,200     1,800
                 1994          60,000          8,500           9,200     1,800


         Other annual compensation includes the use of an automobile owned by the Company and payment of monthly dues.

         Mr. Smith serves as the Company's Chief Executive Officer pursuant to a five-year employment agreement executed with one of its subsidiaries in June, 1992. The agreement provides that Mr. Smith's current annual compensation be determined by the Board of Directors. Mr. Smith's salary has remained the same since 1992. The agreement also contains provisions for severance pay and disability payments, as well as a non-compete agreement preventing him from engaging in a business deemed similar to that of the Company for a period of one year from the cessation of his employment.

DIRECTOR COMPENSATION

         Members of the Board of Directors do not receive director's fees for serving in such capacities, nor do they receive attendance fees for attendance at such meetings.

STOCK OPTION PLAN


         The Company's Board of Directors has adopted a combined incentive stock option and non-statutory Stock Option Plan (the "Plan") that provides for the grant to employees, officers, directors, and consultants of the Company of options to purchase up to 600,000 shares of Common Stock.


         Options under the Plan may be either "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be issued to non-employee directors, employees and consultants of the Company.


         The Plan is administered by the Board of Directors ("Board"). The Board determines those individuals who shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.



         The per share exercise price of the Common Stock subject to incentive and non-qualified stock options granted pursuant to the Stock Option Plan may not be less than the fair market value of the Common Stock on the date the option is granted. Under the Plan, the aggregate fair market value (determined as of the date the option is granted) of the Common Stock that first became exercisable by any employee in any one calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, 10% or more of the total combined voting power of all classes of stock of the Company (a "10% Stockholder"), shall be eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

         No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by the optionee. Pursuant to the terms of the Plan, in the event of termination of employment, other than by death or permanent total disability, the options terminate immediately. The Plan provides that upon termination of employment of an optionee by reason of death or permanent, total disability, an option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination.


         Options under the Plan must be granted within 10 years from the effective date thereof. Incentive stock options granted under the Plan cannot be exercised more than 10 years from the date of grant, except that incentive stock options issued to a 10% Stockholder are limited to five year terms. Any unexercised options under the Plan that expire or that terminate upon an employee's ceasing to be employed with the Company become available Plan once again for issuance.


         All options granted under the Plan provide for the payment of the exercise price in cash equal to the exercise price of the options being exercised.


         The following table presents information with regard to the options (all non-statutory) that the Company has granted to executive officers of the Company and certain other employees and consultants under the Plan as of September 30, 1996:



                                                                                                    NUMBER
                                                                                                  OF OPTIONS
NAME OF OPTIONEE                          TITLE                                                   UNDER PLAN
----------------                          -----                                                   ----------
Jerry M. Sunderland . . . . . . . .       President, Director                                       60,000

Kathryn A. Avery  . . . . . . . . .       Vice-President, Chief Financial Officer                   30,000

Robert O. McDonald  . . . . . . . .       Director                                                  30,000

Other employees and consultants . .                                                                121,670
                                                                                                   -------
     Total  . . . . . . . . . . . .                                                                241,670
                                                                                                   =======



LIMITATION OF OFFICER
AND DIRECTOR LIABILITIES

         Increasing concern about director liability and the growing unavailability of insurance may cause the Company to offer significant consideration to induce outside individuals to join its Board. The Company has adopted the provisions of the Nevada Corporation Law permitting the Company to limit the liability of the Company's directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as a director. Such limitation on a director's liability is subject to the following statutory exceptions: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Company has also adopted the provisions of the Nevada Corporation Law permitting indemnification of directors, officers, employees or agents of the Company against expenses, including attorneys' fees incurred in connection with the defense of any action, suit or proceeding in which such a person is a party by reason of his being or having been a director, officer, employee or agent of the Company, or of any corporation, partnership, joint venture, trust or other enterprise in which he served as such at the request of the Company, provided that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and provided further (if the threatened, pending or completed action or suit is by or in the right of the Company) that he shall not have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company (unless the court determines that indemnity would nevertheless be proper under the circumstances).

         Insofar as limitation of, or indemnification for, liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing, the Company has been informed that, in the opinion of the Commission, such limitation or indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable.


                              CERTAIN TRANSACTIONS

         The Company manages and performs various administrative and accounting functions for a residential care facility owned by Community, an affiliated entity owned by the Company's Chief Executive Officer and members of his family. The transactions between the Company and Community are summarized below:

         During 1994 and 1995, $14,200 and $9,000, respectively, were charged by the Company for management, administrative and accounting services. Such amounts have been reflected as a reduction of general and administrative expenses in the Consolidated Statements of Operations.

         The balance due from affiliate, as reflected in the Consolidated Balance Sheets, results from charges for administrative and accounting services as well as net cash advances made to Community. The outstanding balance is non-interest bearing. Community has agreed to repay the outstanding balance from its operations. The amounts reflected as current assets in the accompanying Consolidated Balance Sheets represent the estimated amounts to be repaid from operations within a one-year period.


         The Company leased a building to Community during 1994 and 1995 for use in its residential care operations. Community was charged a total of $87,000 and $40,000, respectively, for lease payments. The current lease agreement extends through December, 1996, and provides for monthly lease payments of $5,000. The building referred to above is pledged as collateral on certain Community indebtedness.


         The Company leases certain transportation and other equipment from an affiliated entity owned by the Company's Chief Executive Officer. Annual lease payments of $22,000 were made for such equipment during 1994 and 1995.

         During 1994 and 1995, the Company provided administrative and accounting services for an affiliated entity owned by the Company's Chief Executive Officer. The Company was reimbursed a total of $27,000 and $30,000 for these services during 1994 and 1995. This amount has been reflected as a reduction of general and administrative expenses in the Consolidated Statements of Operations.


         The Company leased a building utilized in its residential care operations during 1994 and 1995 from an affiliated entity owned by an immediate family member of the Company's Chief Executive Officer and made lease payments
totaling $62,000 and $60,000, respectively.   The current lease agreement
provides for monthly lease payments of $5,000 and expires in December, 1996.



         The Company entered into an agreement effective in May, 1994 with the Company's Chief Executive Officer to issue certain securities in exchange for his personal guarantee of certain future Company indebtedness. The agreement provides for the issuance of one warrant, exercisable for one share of common stock, and one share of Class B common stock (voting only) for each dollar of Company debt ultimately guaranteed. Under the terms of the agreement, the additional shares of 3,410,000 Class B Common Stock. A maximum of 750,000 warrants can be issued. The warrants, when issued, will have an exercise price of $1.50 and will be exercisable over a five year period.



         The Company entered into an agreement in 1995 with an entity owned by the Company's Chief Executive Officer to develop and operate an assisted living center in Oklahoma City. The construction began in December, 1995, and was completed in the second half of 1996. The Company has guaranteed up to $2,080,000 of the debt for the construction of the assisted living center.


         Some residents at the Company's residential care facilities received outpatient mental health services during 1994 and 1995 from an entity owned by the Company's Chief Executive Officer and members of his family. The

Company received reimbursements totaling $72,000 and $148,000 for the costs incurred by the Company associated with the specific services provided.


         With respect to each transaction with affiliates described herein, Management believes the terms to be at least as favorable between the Company and the affiliate as would have been in similar transactions between the Company and a non-affiliate.


                             PRINCIPAL STOCKHOLDERS


         The following table sets forth, as of December 31, 1996, information concerning the beneficial ownership of the Company's Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) each of the executive officers of the Company and (iv) all directors and executive officers as a group. To the best of the Company's knowledge, each of the persons named in the table has sole voting and investment power with respect to all the shares of Common Stock beneficially owned by such person as set forth opposite such person's name.

                                 Amount and
                                 Nature of
                                 Beneficial                                                        Total
                                Ownership of       Percent         Class        Percentage         Voting
Name and Address                Common Stock       of Class       B Stock        of Class        Percentage
----------------                ------------       --------       -------       ----------       ----------
Donald E. Smith                 1,053,500 (1)       36.00%        3,410,000         100%            70.43%
13401 Railway Drive
Oklahoma City, OK 73114

Deborah A. Salerno                187,000            6.38%               --          --             2.95%
355 South End Avenue
Suite 22B
New York, NY 10280

Jerry M. Sunderland (2)            29,000                *               --          --                 *
13401 Railway Drive
Oklahoma City, OK 73114

Kathryn A. Avery (2)                8,000                *               --          --                 *
13401 Railway Drive
Oklahoma City, OK 73114

Walter L. DeBoe(2)                  3,870                *               --          --                 *
13401 Railway Drive
Oklahoma City, OK 73114

Robert O. McDonald (2)             17,750                *               --          --                 *
3316 Preston Drive
Oklahoma City, OK 73122

All executive officers and
directors as a group
(5 persons)                     1,112,120 (1)       31.99%        3,410,000        100%            71.36%

---------------------


*        Less than 1%

(1)      Includes 77,313 shares owned by Mr. Smith' wife and children.


(2) Includes 29,000 shares to Mr. Sunderland, 7,500 to Ms. Avery, 3,870 to Mr. DeBoe and 17,750 shares to Mr. McDonald that can be issued within 60 days pursuant to the Company's Stock Option Plan.



         The Company signed a definitive Stock Purchase Agreement in January, 1994, effective December 31, 1993, to acquire certain affiliated entities from the Company's Chief Executive Officer and members of his family. Pursuant to the agreement, the Company issued 1,210,000 shares in 1993 and 2,200,000 shares in 1996 of Class B Common Stock in exchange for the Chief Executive Officer's
guarantee of outstanding indebtedness of the acquired entities.   The Class B
Common Stock is entitled to vote in all actions requiring a vote of the stockholders, but has no liquidation rights, claims on earnings or the payment of dividends and is non-transferable.



                              SELLING STOCKHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Company's Warrants as of December 31, 1996 by the stockholders of the Company who are offering securities pursuant to this Prospectus (the "Selling Stockholders"). "Beneficial Ownership" includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both. The listing by each of the Selling Stockholders does not include shares of Common Stock issuable upon exercise of the Warrants. None of the Selling Stockholders are officers, directors or had a material relationship with the Company, except Donald E. Smith, the Chief Executive Officer of the Company, who is custodian for the Warrants for his children (for which he disclaims any beneficial interest), and Westminster Securities Corporation who acted as a placement agent for the Company in a 1994 private placement.


                                                     Before the Offering                  After the Offering
                                                    ----------------------  Securities  ----------------------
                                          Title        Number      Percent     to Be      Number      Percent
Name of                                     of      Beneficially     of       Sold In   Beneficially    Of
Beneficial Owner                          Class        Owned        Class    Offering      Owned       Class
----------------                        ---------   ------------   -------- ----------  ------------  -------
John D. Kilmartin, Jr.  . . . . . . .   C Warrant     40,000         3.6      40,000         0           -
Paul & Felicia A. Pappadio  . . . . .   C Warrant     10,000           *      10,000         0           -
Donald E. Smith, Custodian  . . . . .   C Warrant     10,000           *      10,000         0           -
Westminster Securities Corporation  .   C Warrant    100,000         9.1     100,000         0           -

------------------

*Less than 1% of outstanding shares




                           DESCRIPTION OF SECURITIES



         The Company is authorized to issue 24,000,000 shares of common stock (both Common Stock, par value $0.001 and Class B Common Stock, no par value) and 1,000,000 shares of preferred stock, par value $0.001, giving the Board of Directors the authority to set the rights and preferences of the preferred stock. On December 31, 1996 there were 2,927,135 shares of Common Stock and 3,410,000 shares of Class B Common Stock issued and outstanding.


COMMON STOCK

         The shares of Common Stock are equal in all respects unless otherwise designated. Each issued and outstanding share of Common Stock entitles to holder thereof to one vote on all matters submitted to a vote of the stockholders. The Company's Certificate of Incorporation does not permit cumulative voting of shares in the election of directors or permit preemptive rights to stockholders to acquire additional shares, obligations, warrants or other securities of the Company. The Certificate of Incorporation makes no provision with respect to subscription or conversion rights, redemption privileges or sinking funds with respect to shares of the Company's Common Stock. Subject to the rights of holders of preferred stock (if any), dividends on Common Stock may be paid if, as and when declared by the Board of Directors out of funds legally available therefor. The Company has never paid cash dividends on shares of Common Stock and does not expect to pay such dividends in the foreseeable future. The Company intends to retain all funds available to it after payment of its commitments and obligations for the operation and expansion of its business.

CLASS B COMMON STOCK


         The Company created a Class B common stock and issued 1,210,000 shares to Donald Smith in connection with the acquisition of two affiliated entities, in 1993. The shares were issued to Mr. Smith in exchange for his personal guarantee of substantially all of the outstanding debt of the acquired entities. The Company has also agreed to issue one share of Class B common stock to Mr. Smith for each dollar of certain other Company debt guaranteed by him. In the fourth quarter 1996, the Company issued another 2,200,000 shares of Class B common stock to Mr. Smith in exchange for his personal guarantee of outstanding debt, for a total of 3,410,000 shares of Class B common stock outstanding. The Class B common stock is entitled to vote in all actions requiring a vote of the stockholders, but has no liquidation rights, claim on earnings or the payment of dividends and is non-transferable. See "RISK FACTORS" and "CERTAIN TRANSACTIONS."


WARRANTS - GENERAL

         ADJUSTMENTS AND ANTI-DILUTION PROVISIONS. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its capital stock. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustment to the exercise price of the shares subject to the Warrants will be made for dividends (other than dividends in the form of stock), if any, paid on the Common Stock or for: (I) the issuance of restricted securities in connection with acquisitions by the Company; (ii) the grant of stock options to persons covered by incentive stock option plans provided that no more than 600,000 shares of Common Stock be issued pursuant to such plans from the date of this Prospectus until the expiration or redemption of the Warrants; (iii) warrants to accommodate lines of credit or creditors, provided that no registration or registration rights shall be afforded such warrants or the underlying Common Stock at any time within one year after effectiveness of the registration of the securities issued pursuant to this Offering; and (iv) Class B Common Stock voting shares and up to 750,000 warrants, exercisable for one share of common stock each, at an exercise price of $1.50 to be issued to Donald E. Smith or his designee solely upon Mr. Smith's guarantee of corporate obligations.



         The Company may authorize one warrant for each one dollar of corporate obligations guaranteed by Mr.Smith up to the maximum amount. For this exception to the anti-dilution provisions to apply, the corporate debt must first be approved by the Board of Directors, be bona fide, and the guarantee must be reasonably required by the creditor. These anti-dilution provisions shall remain in full force and effect until redemption of all Warrants then outstanding or expiration of the Warrants. These anti-dilution provisions may be terminated by the Company provided: (I) that the bid price of the Company's common stock shall have been $4.00 or more for sixty (60) consecutive trading days; (ii) the Company presents to Westminster Securities Corporation ("Westminster") as the placement agent for the Warrants a bona fide offer, agreement, term sheet, or Underwriting Agreement by a duly licensed broker-dealer proposing to place, on a firm or best efforts basis, securities of the Company; and (iii) effecting the agreement would trigger application of the anti-dilution provisions. If these conditions are met, the Company shall notify Westminster and afford Westminster ten (10) business days in which to match the terms offered to the Company. At the expiration of the ten (10) day period, the Company may terminate the anti-dilution provisions by appropriate corporate action, if Westminster has not matched the offering. The Placement Agent, on behalf of the purchasers in this Offering, shall be empowered to release or waive these adjustment and anti-dilution provisions in whole or in part.


         TRANSFER, EXCHANGE AND EXERCISE. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue. If the Company is unable to qualify the Common Stock underlying the Warrants for sale in particular states, holders of the Warrants residing in such states and desiring to exercise the Warrants will have no choice but to sell such Warrants or allow them to expire. See "DESCRIPTION OF SECURITIES -- Transfer and Warrant Agent." Furthermore, if a Warrant is exercised prior to the underlying Common Stock being registered, the Common Stock will be a restricted security and subject to a holding period. See "RISK FACTORS -- Shares Eligible for Future Sale."


         RIGHTS OF WARRANT HOLDERS. Holders of the Warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution, or winding up of the affairs of the Company, holders of the Warrants will not be entitled to participate in any liquidation distribution.


CLASS A AND CLASS B WARRANTS

         Stock purchase warrants were issued in April, 1991 in connection with an initial public offering of Avalon Common Stock. The warrants were issued as part of units of the Company's securities which contained one share of Common Stock, 16 Class A warrants and 16 Class B warrants per Unit offered. This initial public offering was underwritten by Westminster Securities Corporation. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreements between the Company and American Securities Transfer, Inc. (the "Transfer and Warrant Agent"). Copies of the Warrant Agreements may be obtained from the Company upon the written request of a Warrant holder.

         The Class A Warrants expired on March 26, 1996 without being exercised. Each Class B warrant may be exercised by its registered holder to purchase one share of Common Stock at an exercise price of $6.00 until March 26, 1999. The Class B warrants may be redeemed by the Company prior to exercise upon 30 days written notice to the registered holders for $0.01 per warrant. The holders of the Class B warrants have no voting rights and are not entitled to dividends. In the event of liquidation, dissolution or winding up of the affairs of the Company, holders of these warrants will not be entitled to participate in any liquidation distribution.

         The Company issued 145,595 shares of Common Stock during 1993 in connection with the exercise of certain underwriter warrants, 99,095 Class A warrants and 44,900 Class B warrants, resulting in gross proceeds to the Company of approximately $825,000. As of the date of this Prospectus, there are 275,100 Class B warrants still outstanding.

CLASS C WARRANTS


         The Company has issued Class C Warrants to purchase 1,000,000 shares of Common Stock in connection with a private placement and Class C Warrants to purchase 140,000 shares of Common Stock in settlement of a pending lawsuit. The placement agent warrant given to Westminster Securities Corporation in the private placement also includes the right to receive 100,000 Class C Warrants. In 1996, 377,000 Class C Warrants were exercised. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement may be obtained from the Company upon the written request of a Warrant holder.


         EXERCISE PRICE AND TERMS. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $3.50 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to above under "Warrants-General." The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the election to purchase form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. Subject to compliance with applicable state securities laws, the Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants on December 30, 1999. See "RISK FACTORS -- Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants."

         REDEMPTION OF WARRANTS. The Class C Warrants are subject to redemption at $.01 per Warrant in the event that (i) the bid price of the Company's Common Stock shall have been $5.00 or more for 30 consecutive trading days prior to the date of the notice of redemption; (ii) 30 days advance written notice of redemption shall be given to all Warrant holders of record; and (iii) a Registration Statement of the Company covering the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants must be current at all times during the 30 day notice period, and must have been current for 30 days prior to the notice. In the event the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "RISK FACTORS -- Redemption of Warrants."


CLASS D WARRANTS



         The Company has issued Class D Warrants to purchase 275,000 shares of Common Stock in a recent asset acquisition. The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the Warrant Agreement between the Company and American securities Transfer, Inc. (the "Transfer and Warrant Agent"). A copy of the Warrant Agreement may be obtained from the Company upon the written request of a Warrant holder.



         EXERCISE PRICE AND TERMS. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $5.12 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to above under"Warrants-General." The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Transfer and Warrant Agent, with the election to purchase form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. Subject to compliance with applicable state securities laws, the Warrant may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants on August 2, 2001. See "RISK FACTORS --Non-Registration in Certain Jurisdictions of Shares Underlying the Warrants."



         REDEMPTION OF WARRANTS. The Class D Warrants are subject to redemption at $.01 per Warrant sin the event that (i) the bid price of the Company's Common Stock shall have been $6.00 or more for 30 consecutive trading days prior to the date of the notice of redemption; (ii)30 days advance written notice of redemption shall be given to all Warrant holders of record; and (iii) a Registration Statement of the Company covering the Warrants and the shares of Common Stock issuable upon the exercise of the Warrants must be current at all times during the 30 day notice period, and must have been current for 30 days prior to the notice. In the even the Company exercises the right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price. See "RISK FACTORS --Redemption of Warrants."



PREFERRED STOCK



         The Articles of Incorporation were amended by the stockholders at the annual meeting in June, 1994 to authorize preferred stock. The Board of Directors is authorized to issue shares of preferred stock in series by adoption of a resolution or resolutions for the issue of such series of preferred stock. Each series will have such distinctive designation or title as may be fixed by the Board of Directors prior to the issuance of any shares thereof. Upon issuance, each series will have those voting powers, if any, and those preferences and relative, participating, optional or other special rights, with such qualifications, limitations or restrictions of those preferences and/or rights, as stated in such resolution or resolutions providing for the issue of such series of preferred stock.


TRANSFER AND WARRANT AGENT

         The Company has appointed American Securities Transfer, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202-1817, as its registrar and transfer agent, and the warrant agent for the warrants issued by the Company.


                              PLAN OF DISTRIBUTION


         The 1,038,100 shares of Common Stock and the 160,000 Warrants being offered hereby for the benefit of the Selling Stockholders were originally issued by the Company in (a) the Company's initial public offering wherein the Class A and Class B Warrants were sold along with Common Stock to the public and (b) a private placement of 50 units comprised of Common Stock and Class C Warrants to "accredited investors" pursuant to Regulation D promulgated by the Securities and Exchange Commission. Each unit in the private placement consisted of 20,000 shares of Common Stock and 20,000 Class C Warrants, and were sold on a best-efforts basis by Westminster at a price of $30,000 per unit. The private placement was completed in August, 1994. The Company has agreed to register the securities for resale by the Selling Stockholders. See "DESCRIPTION OF SECURITIES -- Registration Rights." The Company will not receive any of the proceeds from the sale of such securities by the Selling Stockholders. If any Warrants are exercised, the Company will receive proceeds from the exercise of such Warrants. For a description of the classification of whether securities offered hereby are offered by the Company or by Selling Stockholders, see the cover page of this Prospectus and footnotes to the table on the cover page.


         The Selling Stockholders have advised the Company that they propose to offer for sale and to sell Warrants and Common Stock underlying the Warrants when issued from time to time during the next 12 months through brokers in the over-the-counter market, in private transactions, negotiated transactions, or otherwise. Accordingly, sales prices and proceeds to the Selling Stockholders for any shares of Common Stock or Warrants sold will depend upon market price fluctuations and the manner of sale. Over the last 12 months the Selling Shareholders have transferred all of the shares of Common Stock registered in this Offering.

         If the shares or Warrants are sold through brokers, the Selling Stockholders will pay brokerage commissions and other charges, including any transfer taxes (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders will also pay the fees associated with their Common Stock and Warrants registered hereby and expenses of any counsel retained by them in connection with this offering. Except for the payment of such legal fees and expenses, brokerage commissions and charges, the Company will bear all expenses in connection with registering the shares offered hereby. Such expenses are estimated to total approximately $32,000.


         The offering by the Company of the 938,100 shares of Common Stock underlying the Warrants is made exclusively to the holders of the Warrants.



                                 LEGAL MATTERS

         The legality of the securities offered hereby will be passed upon for the Company by Robertson & Williams, Inc., a professional corporation.


                                    EXPERTS

         The consolidated balance sheets of Avalon Community Services, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES


                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors
Avalon Community Services, Inc.:

We have audited the accompanying consolidated balance sheets of Avalon Community Services, Inc. and subsidiaries (the "Company") as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                        COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
March 21, 1996

               AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS



                                                                       DECEMBER 31,          SEPTEMBER 30,
                                                                           1995                  1996
                                                                    -----------------      -----------------
                                                                                              (Unaudited)
ASSETS

Current assets:
    Cash and cash equivalents                                       $         121,176      $         371,051
    Accounts receivable, net of allowance for
       doubtful accounts of $5,079 and $0                                     283,116                468,005
    Due from affiliates                                                        52,966                293,885
    Prepaid and other                                                         236,382                451,777
                                                                    -----------------      -----------------
       Total current assets                                                   693,640              1,584,718
                                                                    -----------------      -----------------
Property and equipment, net                                                 5,525,311              5,914,724
Due from affiliates                                                           231,248                 75,000
                                                                    -----------------      -----------------
       Total assets                                                 $       6,450,199      $       7,574,442
                                                                    =================      =================
LIABILITIES AND STOCKHOLDERS'

Current liabilities:
    Accounts payable and accrued liabilities                        $         183,233      $         582,910
    Due to affiliates                                                         175,028                214,893
    Current maturities of long-term debt                                      278,837                773,463
                                                                    -----------------      -----------------
       Total current liabilities                                              637,098              1,571,266
                                                                    -----------------      -----------------
Long-term debt, less current maturities                                     3,449,275              2,686,494

Deferred income taxes                                                          23,000                      0
                                                                    -----------------      -----------------
       Total liabilities                                                    4,109,373              4,257,760
                                                                    -----------------      -----------------

Stockholders' equity:

    Common stock:
       Class A - par value $.001; 20,000,000
         authorized; 2,496,905 issued and 2,927,133
         outstanding in 1995 and 1996                                           2,497                  2,927
       Class B - no par; 4,000,000 shares authorized;
         1,210,000 shares issued and outstanding                                  ---                    ---
    Preferred stock; par value $.001; 1,000,000
         shares authorized; none issued                                           ---                    ---
    Paid-In capital                                                         2,678,214              3,873,261
    Accumulated deficit                                                      (339,885)              (559,506)
                                                                    -----------------      -----------------
         Total stockholders' equity                                         2,340,826              3,316,682
                                                                    -----------------      -----------------
         Total liabilities  and stockholders' equity                $       6,450,199      $       7,574,442
                                                                    =================      =================




      These accompanying notes are an integral part of these consolidated financial statements.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                            YEAR ENDED                      NINE MONTHS ENDED
                                                                           DECEMBER 31,                      SEPTEMBER 30,
                                                                    1994             1995              1995             1995
                                                               -------------    --------------     -------------    --------------
                                                                                                              (Unaudited)
Revenues                                                       $   2,536,136    $    3,056,032     $   2,197,254    $    2,664,633
                                                               -------------    --------------     -------------    --------------
Costs and expenses
    Direct operating                                               1,550,510         1,949,145         1,358,761         1,899,315
    General and administrative                                       529,098           603,264           471,905           502,668
    Depreciation and amortization                                    211,202           303,092           190,435           274,510
                                                               -------------    --------------     -------------    --------------
                                                                   2,290,810         2,855,501         2,021,101         2,676,493
                                                               -------------    --------------     -------------    --------------
        Income from operations                                       245,326           200,531           176,153           (11,860)

  Less litigation expense reserve                                         --                --                --            70,000

  Less interest expense                                              145,573           256,273           153,085           272,366
                                                               -------------    --------------     -------------    --------------
        Income (loss) from continuing
          before income tax expense                                   99,753           (55,742)           23,068          (354,226)
                                                               -------------    --------------     -------------    --------------
  Income taxes expense (benefit)                                      32,860           (23,800)            8,800          (134,605)
                                                               -------------    --------------     -------------    --------------
Income (loss) from continuing operations                              66,893           (31,942)           14,268          (219,621)
                                                               -------------    --------------     -------------    --------------
Discontinued operations:
    (Loss) gain from operations, net of income tax
     benefit of $32,060, $12,600, and $25,165                        (59,539)          (18,817)          (16,574)               --
    (Loss) gain on disposal, net of income tax
     benefit of $27,400 and $26,200                                      ---           (34,081)          (41,024)               --
                                                               -------------    --------------     -------------    --------------
       Loss from discontinued operations                             (59,539)          (52,898)          (57,598)               --
                                                               -------------    --------------     -------------    --------------
Net income (loss)                                              $       7,354    $      (84,840)    $     (43,330)   $     (219,621)
                                                               =============    ==============     =============    ==============

Net income (loss) per share:
    Continuing operations                                      $        0.03    $        (0.01)    $        0.00    $        (0.08)
    Discontinued operations                                            (0.03)            (0.02)            (0.02)               --
                                                               -------------    --------------     -------------    --------------
Net income (loss) per share:                                   $       (0.00)   $        (0.03)    $       (0.02)            (0.08)
                                                               =============    ==============     =============    ==============
Weighted average number of common and common
    equivalent shares                                              1,986,849         2,496,905         2,496,905         2,887,901
                                                               =============    ==============     =============    ==============



                  The accompanying notes are an integral part
                   of these consolidated financial statements

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                      Common Stock
                                                      ------------                                                      Total
                                           Class A      Class A         Class B         Paid-In       Accumulated    Stockholders'
                                            Shares       Shares          Shares         Capital         Deficit        Equity
                                         -----------   ----------     -----------   --------------   ------------    ------------
BALANCE, DECEMBER 31, 1993                 1,478,995   $    1,479             ---   $    1,347,524   $   (262,399)   $  1,086,604
    Net income                                   ---          ---             ---              ---          7,354           7,354
    Stock issued in connection
      with private placement, net
      of related costs                     1,000,000        1,000             ---        1,262,789            ---       1,263,789
    Stock issued in connection
      with property acquisition               17,000           17             ---           66,537            ---          66,554
    Class B issued in connection
      with acquisition of affiliated
      companies                                  ---          ---       1,210,000              ---            ---             ---
    Other                                        910            1             ---            1,364            ---           1,365
                                         -----------   ----------     -----------   --------------   ------------    ------------
BALANCE, DECEMBER 31, 1994                 2,496,905        2,497       1,210,000        2,678,214       (255,045)      2,425,666
                                         -----------   ----------     -----------   --------------   ------------    ------------
    Net loss                                     ---          ---             ---              ---        (84,840)        (84,840)
                                         -----------   ----------     -----------   --------------   ------------    ------------
BALANCE, DECEMBER 31, 1995                 2,496,905   $    2,497       1,210,000   $    2,678,214   $   (339,885)   $  2,340,826
                                         -----------   ----------     -----------   --------------   ------------    ------------
    Net loss (unaudited)                         ---          ---             ---              ---       (219,621)       (219,621)

    Stock options exercised                    3,230            3             ---            5,235            ---           5,238

    Stock issued for purchase
      of El Paso operations                   50,000           50             ---              ---            ---              50

    Warrants exercised                       377,000          377             ---        1,189,812            ---       1,190,189
                                         -----------   ----------     -----------   --------------   ------------    ------------
BALANCE,
    SEPTEMBER 30, 1996
       (UNAUDITED)                         2,927,135   $    2,927       1,210,000   $    3,873,261   $   (559,506)   $  3,316,682
                                         ===========   ==========     ===========   ==============   ============    ============




                  The accompanying notes are an integral part of these consolidated financial statements.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW



                                                                     YEAR ENDED                        NINE MONTHS ENDED
                                                                     DECEMBER 31,                  SEPTEMBER 30, (Unaudited)
                                                                  1994             1995              1995            1996
                                                              --------------   ------------      --------------   ------------
OPERATING ACTIVITIES:
    Net income (loss)                                         $        7,354   $    (84,840)     $      (43,330)  $   (219,621)
    Adjustments to reconcile net income (loss) to
        net cash provided by (used for) operating activities:
         Depreciation and amortization                               214,802        310,602             190,435        274,510
         Provision for (benefit from) deferred income taxes              ---        (31,800)            (54,800)       (23,000)
         Loss on sale of property                                        ---         36,740              60,267         (1,417)
         Changes in operating assets and liabilities:
              Decrease (increase) in -
                Accounts receivable                                 (144,845)        54,370              (7,707)      (184,889)
                Prepaids and other                                   (39,578)      (133,119)           (103,123)      (290,395)
             Decrease in accounts payable
                and accrued liabilities                              (46,745)       (96,370)            (15,049)       399,677
                                                              --------------   ------------      --------------   ------------
         Net cash provided by (used for) operating activities         (9,012)        55,583              26,693        (45,135)
                                                              --------------   ------------      --------------   ------------

INVESTING ACTIVITIES:
    Capital expenditures                                          (1,157,044)    (2,600,022)         (2,517,050)      (666,888)
    Proceeds from disposition of property                             60,213         24,655              51,051          4,834
    Proceeds from disposition of discontinued operations                 ---         46,509                 ---            ---
                                                              --------------   ------------      --------------   ------------
         Net cash used for investing activities                   (1,096,831)    (2,528,858)         (2,465,999)      (662,504)
                                                              --------------   ------------      --------------   ------------

FINANCING ACTIVITIES:
    Net cash advances from (to) affiliates                          (102,526)       183,126              61,244         30,194
    Proceeds from short-term borrowings                            1,584,778      2,160,311           1,498,824      2,193,733
    Repayment of short-term borrowings                            (1,855,284)    (2,126,877)        (1,555,753)     (2,342,765)
    Proceeds from long-term borrowings                               692,970      2,287,133          2,273,302         393,249
    Repayment of long-term borrowings                               (235,448)      (558,001)          (462,764)       (512,374)
    Repayment of balance due to stockholder                          (87,500)           ---                ---             ---
    Net proceeds from private stock offering                       1,263,789            ---                ---             ---
    Net proceeds from warrant exercise                                   ---            ---                ---       1,195,047
    Other                                                                ---            ---                757             430
                                                              --------------   ------------      --------------   ------------
         Net cash provided by financing activities                 1,260,779      1,945,692           1,815,610        957,514
                                                              --------------   ------------      --------------   ------------
NET INCREASE (DECREASE) IN CASH                                      154,936       (527,583)           (623,696)       294,875
CASH BEGINNING OF PERIOD                                             493,823        648,759             648,759        121,176
                                                              --------------   ------------      --------------   ------------
CASH, END OF PERIOD                                           $      648,759   $    121,176      $       25,063   $    371,051
                                                              ==============   ============      ==============   ============



                  The accompanying notes are an integral part of these consolidated financial statements.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



         NATURE OF BUSINESS - Avalon Community Services, Inc. ("the Company") is a developer and operator of community-based services. The Company provides private correctional services in Oklahoma and Texas, substance abuse treatment services, residential care services, and outpatient mental health services. The Company has entered into agreement to provide substance abuse treatment services for inmates in Nebraska, and to develop and manage two assisted living centers.


         PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all material intercompany balances and transactions.

         USE OF ESTIMATES - The preparation of the consolidated financial statements requires the use of management's estimates and assumptions in determining the carrying values of certain assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from those estimated.

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents for purposes of the Consolidated Statements of Cash Flows.

         CONCENTRATIONS OF CREDIT RISK - Financial instruments potentially subjecting the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its temporary cash investments with high credit quality financial institutions and limits the amount of credit exposure to any one institution. Concentrations of credit risk with respect to accounts receivable are limited due to the fact that a significant portion of the Company's receivables are from the State of Oklahoma. The Company maintains an allowance for doubtful accounts for potential credit losses. Actual bad debt expenses have not been material.

         PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, while minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in current operations. Depreciation is provided using the straight-line method over the following estimated useful lives:


                 Buildings and Improvements                             40 Years
                 Furniture and Equipment                            5 to 7 Years
                 Transportation Equipment                           3 to 6 Years


         The Company's policy is to capitalize debt incurred during the construction of major projection. During the years ended 1994 and 1995, the total interest capitalized was $15,000 and $60,200, respectively. Total interest costs, including interests for discontinued operations and capitalized interest, was $160,600 and $318,400 for 1994 and 1995, respectively.

         INCOME TAXES - Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the period in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         REVENUE RECOGNITION - The Company recognizes revenues as the related services are provided.

         NET INCOME (LOSS) PER COMMON SHARE - Net income (loss) per common share is calculated based on the weighted average number of common, and when dilutive, common equivalent shares outstanding using the treasury stock method. There were no differences between primary and fully diluted earnings per share for the periods presented.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED
                (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)






         RECLASSIFICATIONS - Certain 1994 amounts have been reclassified to conform to the 1995 presentation.

         NEW ACCOUNTING PRONOUNCEMENTS - In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed of ("SFAS No. 121"). SFAS No. 121 sets forth standards for recognition and measurement of impairment of long-lived assets. SFAS No. 121 is effective for the Company in 1996. The Company does not believe the adoption of SFAS No. 121 will have a material effect on its consolidated financial statements in 1996.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No.123, Accounting for Stock-Based Compensation ("SFAS No. 123"). SFAS No. 123 prescribes a fair value-based method of determining compensation expense related to stock-based awards granted to employees or associates. The recognition provision of SFAS No. 123 are optional; however, entities electing not to adopt SFAS No. 123 are required to make disclosures of proforma net income and earnings per share as if SFAS No. 123 had been applied. The Company does not plan to adopt the recognition provision of SFAS No. 123. Pursuant to the pronouncement, the disclosure requirements for the Company are effective in 1996.

NOTE 2 - DISCONTINUED OPERATIONS

         The Company terminated the contract to manage the recreational activities at Lake Stanley Draper Park in June 1995. This contract comprised all of the operations of the Company's park management segment. The Company ceased operations and vacated the park premises in June 1995. The Company has been released from all contract provisions.

         Net assets of the park management segment totaled approximately $107,900, consisting primarily of recreational equipment. All assets were disposed of by June 30, 1995. Revenues for the years ended December 31, 1994 and 1995, were $32,300 and $10,900, respectively. The loss from operations, net of income tax benefit, was $59,500 and $18,800 for the years ended 1994 and 1995, respectively. The loss on the disposal, net of income tax benefit of $27,400, was $34,100. Proceeds from the disposal were $46,500.

NOTE 3 - PROPERTY AND EQUIPMENT

         The elements of property and equipment and related accumulated depreciation as of December 31, 1994 and 1995 are as follows:



                                                                Accumulated
                                                  Cost          Depreciation
                                                  ----          ------------
December 31, 1994:
         Land                               $       79,500      $       ---
         Buildings and Improvements              2,759,867          189,673
         Furniture and Equipment                   779,480          219,369
         Transportation Equipment                  208,059           74,068
                                            --------------      -----------
                                            $    3,826,906      $   483,110
                                            ==============      ===========


               AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)




                                                                 Accumulated
                                                 Cost            Depreciation
                                                 ----            ------------
December 31, 1995:
         Land                               $      545,552       $       ---
         Buildings and Improvements              4,590,350           327,208
         Furniture and Equipment                   875,921           314,345
         Transportation Equipment                  243,678            88,637
                                            --------------       -----------
                                            $    6,255,501       $   730,190
                                            ==============       ===========

NOTE 4 - STATE CONTRACTS


         The Company contracts with various states to provide services. Revenues generated from such contracts during 1994 and 1995 comprised 62% and 71%, respectively, of total Company revenues, of which 68% are with the Oklahoma Department of Corrections. The contracts generally provide for compensation on a per person, per day basis. The Company's current contracts with the Oklahoma Department of Corrections extend through June 30, 1997 with an option to renew for two additional one year periods with the same terms and conditions. In 1996, the Company signed a fifteen year contract with the West Texas Community Services and Corrections Department, and a three year contract with the Texas Department of Criminal Justice, Parole Department.


NOTE 5 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of cash, accounts receivable, accounts payable, and financial instruments included in other assets approximate their fair values principally because of the short-term maturities of these instruments. The fair values of the Company's debt maturing within one year, the revolving credit facility and other long-term debt approximate the carrying values due to the nature of the instruments involved.

         In the normal course of business, the Company has letters of credit, performance bonds, and other guarantees that are not reflected in the accompanying consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes that the likelihood of performance under these financial instruments is minimal and expects no material losses to occur in connection with these financial instruments.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)



NOTE 6 - NOTES PAYABLE AND LONG-TERM DEBT

         Notes payable and long-term debt consists of the following:

                                                                   December 31,                  September
                                                                   ------------                ------------
                                                            1995                  1995             1996
                                                            ----                  ----             ----
Revolving bank line of credit maturing
      in February 1997                                $       230,000         $     263,434       $    114,402

Notes payable to banks, collateralized by
         equipment due in installments through
         May 1998 with interest from 9.5% to 11%               99,876               173,992            149,948

Notes payable to banks, collateralized
         by transportation equipment, due
         in installments through November
         1997 with interest ranging from
         6.25% to 9.25%.                                      122,080               141,586             93,751

Notes payable to banks, collateralized
         by land, buildings and improvements
         due in installments through Oct 2000
         with interest ranging from 8.5% to 12%             1,469,767             3,149,100          3,101,856

Other notes payable                                            43,824                   ---                ---
                                                      ---------------         -------------       ------------
                                                            1,965,547             3,728,112          3,459,957

Less - current maturities                                    (452,750)             (278,837)          (773,463)
                                                      ---------------         -------------       ------------
                                                      $     1,512,797         $   3,449,275       $  2,686,494
                                                      ===============         =============       ============



         The aggregate maturities of long-term debt for each of the next five years are as follows: 1996: $278,837; 1997: $535,902; 1998: $588,636; 1999:
$236,972; 2000: $1,858,721. Existing debt related to the administrative building was refinanced on a five-year term note. Substantially all notes payable and long-term debt has been personally guaranteed by the Company's CEO.

         The revolving bank line of credit provides for aggregate maximum borrowings of $380,000 and bears interest at 1% over national prime. The line of credit was renewed to February 1997 and is collateralized by the Company's state contract revenues. The interest rates at December 31, 1994 and 1995, were 10% and 9.5%, respectively. Payment of dividends is restricted by terms of the Company's revolving credit facility.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)



NOTE 7 - STOCKHOLDERS' EQUITY


         All warrants were issued at fair market value at the date of issuance.


         The Company has outstanding 220,905 Class A stock purchase warrants exercisable at $5.50 per share and 275,100 Class B stock purchase warrants exercisable at $6.00 per share. The warrants may be exercised at any time. The Class A warrants expire in March 1996 and the Class B warrants expire in
March 1999.   The warrants may be redeemed by the Company at any time for $.01 per share, with the exception of certain warrants relating to 1,600 shares of common stock.


         The Company completed a private placement of 1,000,000 of its common stock and 1,000,000 stock purchase warrants in August 1994. The Class C stock purchase warrants provide for the purchase of the Company's Class A common stock at a price of $3.50 per share through December 1998. In the private placement there are 100,000 shares of common stock and 100,000 Class C stock purchase warrants reserved for underwriters.

         The Company acquired a building in May 1994, for the construction of a new correctional facility. The Company paid $325,000 in cash and issued 17,000 shares of its common stock in connection with the acquisition of the property. The Company has agreed to repurchase 12,000 of the shares at a price of $5.00 per share through June 1997, at the sole option of the seller.

         The Company issued 1,210,000 shares of Class B common stock during 1994 in connection with the 1993 acquisition of two affiliated companies. Management believes that the Class B shares have no economic value due to their non-transferability and absence of liquidation and dividend rights and; accordingly, no amount has been assigned to such shares in the accompanying financial statements.


         The Company adopted a stock option plan (the "Plan") in August 1994 providing for the issuance of 250,000 shares of Class A common stock pursuant to both incentive stock options, intended to qualify under Section 422 of the Internal Revenue Code, and options that do not qualify as incentive stock options ("non-statutory"). The options were registered with the Securities and Exchange Commission in November 1995. The purpose of the Plan is to provide continuing incentives to the Company's officers, key employees, members of the Board of Directors and consultants. The options generally vest over a four or five-year period. Non-statutory options have been granted providing for the issuance of 241,671 shares of Class A common stock at exercise prices ranging from $1.50 to $2.85 per share. Options providing for the issuance of 59,325 shares were exercisable at September 30, 1996.


NOTE 8 - INCOME TAX

         The components of the provision for (benefit from) income taxes for the years ended December 31, 1994 and 1995 were as follows:


                                                 Federal             State                 Total
                                                 -------             -----                 -----
1994 -
         Current                             $       32,060      $          800     $          32,860
         Deferred                                       ---                 ---                   ---
                                             --------------      --------------     -----------------
                                             $       32,060      $          800     $          32,860
1995 -
         Current                             $       (8,600)     $       (3,300)    $         (11,900)
         Deferred                                   (11,500)               (400)              (11,900)
                                             --------------      --------------     -----------------
                                             $      (20,100)     $       (3,700)    $         (23,800)
                                             ==============      ==============     =================

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)



         The difference between the tax basis of assets and liabilities and their financial reporting amounts that give rise to significant portions of deferred income tax assets and liabilities are: assets - excess tax basis in certain contributed property; liabilities - accelerated tax depreciation. At December 31, 1995, the Company had approximately $79,500 of net operating loss carry forward which expires in 2011.

         The following is a reconciliation of the income tax provision from continuing operations computed by applying the Federal statutory rate of 34% and the effective income tax rate for the years ended December 31, 1994 and 1995:


                                                                         December 31,
                                                                         ------------
                                                                   1994                 1995
                                                                   ----                 ----
Provision for (benefit from) income taxes
     at statutory rate                                         $      33,900     $         (19,000)

Graduated Federal rate                                                (1,500)                  ---

State income taxes                                                       800                (3,700)

Tax-exempt income                                                     (2,000)               (1,300)

Other, net                                                             1,660                   200
                                                               -------------     -----------------
         Total provision for (benefit from) income taxes       $      32,860     $         (23,800)
                                                               =============     =================


                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)


         Deferred tax assets and liabilities for continuing operations are as follows:

                                                               December 31,
                                                               ------------
                                                         1994                 1995
                                                         ----                 ----
Deferred tax assets
   Net operating loss carry forward                 $         ---      $         31,800
   Shareholder contributed property                        44,200                46,000
   Vacation Accrual                                           ---                 8,900
   Other                                                      ---                 2,100
                                                    -------------      ----------------
                                                           44,200                88,800
   Less: Valuation allowance                              (37,900)              (40,800)
                                                    -------------      ----------------
        Deferred tax assets                                 6,300                48,000
                                                    -------------      ----------------
Deferred tax liabilities:
   Property and equipment                                  61,100                71,000
                                                    -------------      ----------------
        Deferred tax liabilities                           61,100                71,000
                                                    -------------      ----------------
         Net deferred tax liability                 $      54,800      $         23,000
                                                    =============      ================


          The Company has recognized a $134,000 income tax benefit for the net operating losses incurred for the nine month period, based upon tax strategies and projections that taxable income for 1997 will be sufficient to utilize the net operating losses generated in the current year.



NOTE 9 - SEGMENT INFORMATION

         The Company provides various services through three principal operating segments. Correctional services are provided to the State of Oklahoma through the operation of the Company's two facilities for minimum security level inmates. Residential care services are provided to residents requiring supportive assistance through the operation of two company-owned facilities and contract management services provided to a third residential care facility owned by an affiliate. The Company also managed the recreational activities of a municipal park and lake, which were disposed of in June 1995. There are no sales between the Company's segments.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)


         The following table sets forth information with respect to the industry segments of the Company:


                                                               Year Ended December 31,
                                                               -----------------------
                                                               1994               1995
                                                               ----               ----
Revenues:
         Correctional Services                           $      1,364,294    $     2,106,039
         Residential Care                                       1,007,581            896,909
         Corporate                                                164,261             53,084
                                                         ----------------    ---------------
            Continuing Operations                               2,536,136          3,056,032
                                                         ================    ===============

Operating Income:
         Correctional Services                           $        596,799    $       865,739

         Residential Care                                         140,594            (52,282)

         Corporate                                               (486,883)          (612,926)
                                                         ----------------    ---------------
            Continuing Operations                                 250,510            200,531

         Interest Expense                                        (150,757)          (256,273)
                                                         ----------------    ---------------
         Income (Loss) Before income Taxes                         99,753    $       (55,742)
                                                         ================    ===============

Identifiable Assets:

         Correctional Services                           $      1,542,452    $     3,749,005

         Residential Care                                         956,790            821,742

         Corporate                                              2,101,981          1,879,452
                                                         ----------------    ---------------
            Continuing Operations                               4,601,223          6,450,199
                                                         ================    ===============

Depreciation and amortization:

         Correctional Services                           $         71,824    $       172,570

         Residential Care                                          56,662             65,132

         Corporate                                                 82,716             65,390
                                                         ----------------    ---------------
            Continuing Operations                                 211,202            303,092
                                                         ================    ===============

Capital Expenditures:

         Correctional Services                           $        665,686    $     2,473,249

         Residential Care                                         106,795             20,232

         Corporate                                                280,713            102,766
                                                         ----------------    ---------------
            Continuing Operations                               1,053,194          2,596,247
                                                         ================    ===============


                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)



Park Management - Discontinued Operations
         Revenues                                        $    32,269     $   10,935
                                                         ===========     ==========
         Operating Income
            Discontinued operations                          (91,599)       (31,417)
            Loss from Disposal                                    --        (61,481)
                                                         -----------     ----------
               Total Loss from Discontinued Operations       (91,599)       (92,898)
                                                         ===========     ==========
         Identifiable Assets                                 124,393             --
                                                         ===========     ==========
         Depreciation and Amortization                         3,600          7,510
                                                         ===========     ==========
         Capital expenditures                                103,850          3,775
                                                         ===========     ==========



         Operating income represents revenues less operating costs, general and administrative expenses and depreciation; and excludes interest expense and income taxes. Corporate revenues include lease rentals and interest income. General and administrative expenses have been classified as corporate.




         Corporate assets consist primarily of cash and cash equivalents, receivables from affiliates, and buildings and fixtures utilized for administrative purposes.

NOTE 10 - RELATED PARTY TRANSACTIONS

         The Company manages and performs various administrative and accounting functions for a residential care facility owned by an affiliated entity. The transactions between the Company and the affiliate are summarized as follows:


a) During 1994 and 1995, $14,200 and $9,000, respectively, were charged by the Company for management, administrative and accounting services. Such amounts have been reflected as a reduction of general and administrative expenses in the Consolidated Statements of Operations.



b) The balance due from affiliates, as reflected in the Consolidated Balance Sheets, results from charges for administrative and accounting services, as well as net cash advances made to the affiliate. The outstanding balance is non-interest bearing. The affiliate has agreed to repay the outstanding balance from its operations. The amounts reflected as current assets in the accompanying balance sheets represent the estimated amounts to be repaid from operations within a one-year period.



c) The Company leased a building to the affiliate during 1994 and 1995 for use in its residential care operations. The affiliate was charged a total of $87,000 and $40,000 respectively, in lease payments. The current lease agreement extends through December 1996, and provides for monthly lease payments of $3,000. The building is pledged as collateral on certain indebtedness.


         The Company leases certain transportation and other equipment from an affiliated entity owned by the Company's CEO. Annual lease payments of $22,000 were made for such equipment during 1994 and 1995.

         During 1994 and 1995, the Company provided administrative and accounting services for an affiliated entity. The Company was reimbursed a total of $27,000 and $30,000 for these services during 1994 and 1995. This amount has been reflected as a reduction of general and administrative expenses in the Consolidated Statements of Operations.

                AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                 (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)


         The Company leased a building utilized in its residential care operations during 1994 and 1995 from an affiliated entity and made lease payments totaling $62,000 and $60,000, respectively. The current lease agreement provides for monthly lease payments of $5,000 and extends through December 1996.


         The Company entered into an agreement effective in May 1994 with the Company's CEO to issue certain securities in exchange for his personal guarantee of certain Company indebtedness. The agreement provides for the issuance of one warrant, exercisable for one share of Class A common stock, and one share of Class B common stock (voting only) for each dollar of Company debt ultimately guaranteed. Under the terms of the agreement, 2,220,000 additional shares of Class B common stocks were issued in 1996. A maximum of 750,000 warrants can be issued. The warrants, when issued, will have an exercise price of $1.50 and will be exercisable over a five year period.



         The Company entered into an agreement with an affiliate in 1995 to develop and operate an assisted living center in Oklahoma City, Oklahoma. The construction began in December 1995, and was completed in the second half of 1996.


         Avalon received reimbursement of costs and overhead from an affiliated Company for the outpatient mental health services operations during 1994 and 1995. The Company received reimbursements totaling $72,000 and $148,000 for the additional costs associated with the specific services provided.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

         Total lease expense was $101,000 for 1994 and 1995 under all operating leases. The future minimum lease payments are as follows: 1996 - $103,000, 1997 - $12,000, 1998, $4,000, 1999 - $0, 2000 - $0.

         The Company executed a five-year employment agreement with the Company's CEO in 1992. The agreement provides for compensation to be determined on an annual basis by the Board of Directors. The agreement also contains provisions for severance pay and disability payments, as well as a non-compete agreement preventing him from engaging in a business deemed similar to that of the Company.

NOTE 12 - LITIGATION


         An action was filed in August 1994 in the Superior Court of Los Angeles County, California styled Roy Allenstein, et al. v. Southern Community Services, Inc., Company Community Services, Inc., Donald E. Smith, Teresa Smith and Does 1-50. This action arose out of a dispute involving promissory notes executed by Southern Community Services, Inc. (a company owned by Donald Smith, the Company's CEO, and members of his family) to the plaintiffs in the aggregate amount of $100,000. Southern Community Services, Inc. was not an obligor in any manner under the notes. Plaintiffs' claim against the Company asserts that Mr. Smith represented that a right to convert the indebtedness of Southern Community Services into common stock in the Company existed as an option to repayment of the indebtedness and seeks the court's order directing that such conversion be made. No written agreement for such conversion exists and Mr. Smith denies ever making such an oral representation. The parties have agreed to settle this action. As a part of the settlement, the Company agreed to the issuance of 140,000 Class C Warrants. The Company is not liable for any other payments.



         Elk City Properties, Inc., is named Defendant in that certain action commenced May 11, 1995 and styled Stephanie Layson, as Administratrix of the Estate of Richard H. Shepherd, Deceased, Plaintiff, v. Elk City Properties, Inc., d/b/a Connections Supportive Living Center, Defendant; Case No. CJ-95-851-BH; District Court of Cleveland County, State of Oklahoma. In that action, the Plaintiff has brought a wrongful death action against Elk City Properties, Inc., arising out of the death of a resident of Connections residential care facility. The Plaintiff prayed for damages in excess of $10,000. Elk City Properties, Inc. has denied these allegations, and contends the resident died of natural causes through no fault of any of its agents or
employees.   This case was settled in April 1996, within the policy limits of the Company's insurance.

               AVALON COMMUNITY SERVICES, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS-CONTINUED
                (SEPTEMBER 30, 1996 INFORMATION IS UNAUDITED)




         The Company and Elk City Properties, Inc, a wholly owned subsidiary, were involved in a civil lawsuit filed by a former employee, Debra K. Cline, Plaintiff, vs. Mike DeBoe, individually and as agent or employee of Avalon Community Services, Inc., and/or Elk City Properties, Inc. d/b/a connections Supportive Living Center, Case Number CIV-95-1467-A, United States District Court for the Western District of Oklahoma. A judgment was rendered against the defendants in August 1996 and the Company establised a reserve of $70,000 in the second quarter 1996 to reflect the potential cost of the judgment.


         The Company is a party to other litigation arising in the normal course of business. Management believes that the ultimate outcome of these matters will not have a material effect on the Company's financial condition or results of operations.



NOTE 13 - ACQUISITIONS




         The Company purchased the operations of the El Paso Intermediate Sanction Facility in El Paso, Texas on August 2, 1996. The prison is being managed by Southern Corrections Systems, Inc., a wholly owned subsidiary of the Company. The total purchase price was approximately $500,000 including the assumption of certain liabilities plus the issuance of 50,000 shares of common stock and 200,000 stock purchase warrants. The prison has a capacity of 144 beds. Southern Corrections Systems, Inc. signed a fifteen year contract to provide services in the facility for the West Texas Community Supervision and Corrections Department. The Company also recently signed a three year contract with the Texas Department of Criminal Justice to provide complete services for up to 50 male parole and mandatoroy supervision releases in the facility. This new contract will bring the prison to 100% of its capacity.




NOTE 14-SUBSEQUENT EVENTS




         The Company purchased the El Paso Intermediate Sanction Facility from a real estate holding company, for an amount equal to the outstanding indebtedness of approximately $3.0 million in the fourth quarter 1996. The facility is an approximately 36,000 square foot, 144-bed medium security correctional facility located in El Paso, Texas.



         The Company retained the services of the investment banking firm of Rodman & Renshaw, Inc. to help the company evaluate opportunities for growth and capital markets transactions.

===============================================================================

         No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                             ----------------------




                               TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
PRICE RANGE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . .   10
CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
SELECTED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . . . . . . . .   11
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION . . . . . . . . .   11
BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
CERTAIN TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
PRINCIPAL STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . .   22
SELLING STOCKHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . . . . . . .   24
PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . .  F-1



===============================================================================

===============================================================================






                        1,038,100 SHARES OF COMMON STOCK





                               160,000 REDEEMABLE
                         COMMON STOCK PURCHASE WARRANTS





                              P R O S P E C T U S




                               JANUARY ___, 1997






                              13401 RAILWAY DRIVE
                         OKLAHOMA CITY, OKLAHOMA 73114
                                 (405) 752-8802





===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

24.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Chapter 78 of the Nevada Revised Statutes (Private Companies) provides that a director, officer, employee or agent of the Corporation may be indemnified against suit or other proceeding whether it were civil, criminal, administrative or investigative if he becomes a party to said lawsuit or proceeding by reason of the fact that he is a director, officer, employee or agent of the corporation. The compensation for indemnification includes judgments, fines and amounts paid in settlement actual and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation.

         However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been judged liable for negligence or misconduct in the performance of his duty to the corporation, unless the court in which the action or suit is brought shall determine that despite his liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for expenses such court shall deem proper.

         The By-Laws of the corporation outline the conditions under which any director or officer of the registrant may be indemnified. Article V provides that to the extent and in the manner permitted by the laws of the State of Nevada, the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement.


25.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         SEC Filing Fees(1) . . . . . . . . . . . . . . . . . . . . . . . .               $   2,890.00
         Registrar and Transfer Agent Fee . . . . . . . . . . . . . . . . .                   1,444.00
         Printing and Engraving . . . . . . . . . . . . . . . . . . . . . .                   1,000.00
         Legal Fees(1)  . . . . . . . . . . . . . . . . . . . . . . . . . .                  17,910.00
         Accounting Fees  . . . . . . . . . . . . . . . . . . . . . . . . .                   7,000.00
         Miscellaneous Fees . . . . . . . . . . . . . . . . . . . . . . . .                   1,780.00
                                                                                            ----------

             Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . .                $ 32,024.00
                                                                                           ===========

____________

(1) The Selling Shareholders will pay the fees associates with their common stock and expenses of counsel retained by them in connection with this offering.

26.      RECENT SALES OF UNREGISTERED SECURITIES.

         In August, 1994, the Company completed a private placement of 1,000,000 shares of its common stock and 1,000,000 stock purchase warrants.
The Company received gross proceeds of $1,500,000. The stock purchase warrants provide for the purchase of the Company's common stock at a price of $3.50 per share, subject to certain adjustments. The warrants are exercisable for a period of four years from the effective date of registration by the Company of the warrants and the underlying common stock. The offering was made to accredited investors only. The sales were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The placement agent in the offering was Westminster Securities Corp. which received commissions of $120,000 (8%) and a non-accountable expense allowance of $30,000 (2%).





          In April, 1996 the Company issued 140,000 stock purchase warrants as a part of a settlement of pending litigation involving a dispute over the convertibility of certain notes into common stock of the Company. In August, 1996 the Company issued 50,000 shares of common stock and 200,000 stock purchase warrants for the acquisition of a 144 bed medium security prison in El Paso, Texas.



27.      EXHIBITS.

NUMBER                            DESCRIPTION OF EXHIBIT

  3.     (i)     Articles of Incorporation (1)

         (ii)    ByLaws (1)

         (iii)   Articles of Amendment to Registrant's Articles of
                 Incorporation (2)

         (iv) Unanimous Consent of Board of Directors Authorizing Extension of Expiration Dates of Class "A" and Class "B" Redeemable Warrants (3)

         (v) Certificate of Corporate Resolutions, dated December 15, 1993, regarding authorization of Class B Common Stock and Amendments to Articles (5)

  4.     (i)     Form Stock Certificate (1)

         (ii)    Form of Class "A" Redeemable Warrant (1)

         (iii)   Form of Class "A" Warrant Agreement (1)

         (iv)    Form of Class "B" Redeemable Warrant (1)

         (v)     Form of Class "B" Warrant Agreement (1)

         (vi)    Form of Class "C" Redeemable Warrant*

         (vii)   Form of Class "C" Warrant Agreement*

  5.     Opinion of Robertson & Williams, Inc. Re: Legality*

  10.    (i)     Contract between Southern Corrections Systems, Inc. and the
                 Department of Corrections of the State of Oklahoma for halfway house services for the year ended June 30, 1996 for Oklahoma
                 City facility*

         (ii) Contract between Southern Corrections Systems, Inc. and the Department of Corrections of the State of Oklahoma for public works inmates for the year ended June 30, 1996*

         (iii) Contract between Southern Corrections Systems, Inc. and the Department of Corrections of the State of Oklahoma for halfway house services for the year ended June 30, 1996 for Tulsa facility*

         (iv) Contract between Southern Corrections Systems/Kansas City Community Center and the Nebraska Department of Correctional Services for substance abuse treatment services from March 1, 1996 through June 30, 1997*

         (v)     Employment Agreement with Donald E. Smith (2)

         (vi) Agreement and Plan of Reorganization dated June 10, 1992, between Avalon Enterprises, Inc. and Southern Corrections Systems, Inc. (2)

         (vii) Stock Option Plan adopted by Board of Directors of Registrant on August 16, 1994.*

         (viii) Debt Guaranty Agreement dated May 16, 1994, between Registrant and Donald E. Smith*

         (ix) Placement Agent Agreement dated May 15, 1994, between Registrant and Westminster Securities Corporation*


  21.    Subsidiaries of Registrant(5)

  23.    (i)     Consent of Coopers & Lybrand L.L.P. - bound in Registration
                 Statement

         (ii) Consent of Robertson & Williams, Inc. - bound in Registration Statement

  24.    Power of Attorney*


*        Previously filed with this Registration
(1) Incorporated herein by reference to the Registrant's Registration Statement on Form S-18 dated March 26, 1991.

(2) Incorporated herein by reference to the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-18 dated August 3, 1992.


(3) Incorporated herein by reference to the Registrant's Post-Effective Amendment No. 2 to Registration Statement on Form S-18 dated October 26, 1992.


(4) Incorporated herein by reference to the Registrant's Form 8-K dated January 13, 1994.


(5) Incorporated herein by reference to Registrant's Form 10-KSB for fiscal year ended December 31, 1993 and dated March 24, 1994.

28.      UNDERTAKINGS.

         1.      The undersigned registrant hereby undertakes:

                 (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (2) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                          (3) To include any additional or changed material information on the plan of distribution.

         2. For the purpose of determining any liability under the Securities Act of 1933, to treat each post- effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned in the City of Oklahoma City, State of Oklahoma on May 7, 1996.




(Registrant)                                AVALON COMMUNITY SERVICES, INC.


                                            By:     Donald E. Smith
                                               --------------------------------
                                                    Donald E. Smith
(Signature and Title )                              Chief Executive Officer and
                                                    Director


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Donald E. Smith, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in- fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below:


                 SIGNATURE                      CAPACITY            DATE
                 ---------                      --------            ----
        Donald E. Smith                 Chief Executive Officer     January 30, 1997
-----------------------------------     and Director
         Donald E. Smith



         Jerry M. Sunderland            President and Director      January 30, 1997
-----------------------------------
         Jerry M. Sunderland



         Kathryn A. Avery               Chief Financial Officer     January 30, 1997
-----------------------------------     and Vice President
         Kathryn A. Avery



         Robert O. McDonald             Director                    January 30, 1997
-----------------------------------
         Robert O. McDonald

                              INDEX TO EXHIBITS



EXHIBIT
NUMBER                   DESCRIPTION
-------                  -----------
  23.(i)      Consent of Coopers & Lybrand L.L.P.

  23.(ii)     Consent of Robertson & Williams, Inc.